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                                                                    Exhibit 10.2


_______________________________________________________________________________



                            STOCK PURCHASE AGREEMENT


             for the Purchase of STANADYNE AUTOMOTIVE HOLDING CORP.

                                     among

                                   SAC, Inc.
                          a wholly owned subsidiary of


               AMERICAN INDUSTRIAL PARTNERS CAPITAL FUND II, L.P.


                       STANADYNE AUTOMOTIVE HOLDING CORP.

                                      and

                Stanadyne Automotive Holding Corp. Shareholders



                             ______________________

                                November 7, 1997
                             ______________________





_______________________________________________________________________________
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                            STOCK PURCHASE AGREEMENT


THIS STOCK PURCHASE AGREEMENT (which, together with the Schedules and Exhibits attached hereto or incorporated herein by reference, and amendments and supplements hereto, all being referred to as this "Agreement") is made and entered into as of the 7th day of November, 1997, by and among SAC, Inc. (the "Buyer"), a Delaware corporation and wholly owned subsidiary of AMERICAN INDUSTRIAL PARTNERS CAPITAL FUND II, L.P. ("AIP"), STANADYNE AUTOMOTIVE HOLDING CORP., a Delaware corporation (the "Company"), Metromedia Company ("Metromedia") and, subject to Section 5.17, all of the other holders of
securities of the Company, which   security holders are listed on Schedule
1.2.3 hereof (each, a "Seller" and collectively the "Sellers"). All capitalized words and terms contained in this Agreement shall have the meanings set forth in Section 12.1 herein.

                                R E C I T A L S

     WHEREAS, the Sellers are the beneficial and record owners of all of the issued and outstanding shares of capital stock of the Company and warrants to purchase capital stock of the Company (the "Warrants"); and

     WHEREAS, the Sellers wish to sell to the Buyer and the Buyer wishes to purchase from the Sellers the shares of capital stock of the Company which they own and will own upon the exercise of the Warrants and the conversion of the Preferred Stock (together, the "Shares") upon the terms and subject to the conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, conditions and agreements hereinafter set forth, the parties hereto agree as follows:

     1.   Sale and Purchase of Shares.

     1.1 Sale of Shares. At the Closing (as defined in Section 2), the Sellers shall sell the Shares to the Buyer and the Buyer shall purchase the Shares for the purchase price provided in Section 1.2.

     1.2 Purchase Price and Payment for Shares.

     1.2.1 Purchase Price The aggregate purchase price for the Shares (the "Purchase Price") is Two Hundred and Ten Million Dollars ($210,000,000), less the sum of all Debt outstanding on the Closing Date, net of cash on hand (as determined in accordance with GAAP) of the Company and its

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Subsidiaries on the Closing Date, as  adjusted pursuant to Section 1.2.2.

     1.2.2 Determination of Purchase Price; Adjustment to Purchase Price and Preliminary Statement;

     (a) At least three Business Days prior to the Closing Date, the Sellers shall in good faith prepare a statement (the "Preliminary Statement") containing an estimate of (i) the consolidated Working Capital of the Company
and the Subsidiaries ("Estimated Working Capital")   immediately prior to the
Closing (ii) a schedule of total Debt anticipated to be outstanding immediately prior to the Closing ("Preliminary Closing Debt") and (iii) an estimate of cash that would be reflected on a consolidated balance sheet of the Company and
its Subsidiaries prepared   immediately prior to the Closing ("Preliminary
Closing Cash"). For purposes of this Section 1.2.2, "Working Capital" means the current assets of the Company and its Subsidiaries (excluding cash) less the current liabilities of the Company and its Subsidiaries (excluding the current portion of long-term Debt), all in accordance with GAAP, provided that the Weber Liability shall be treated as a current liability without regard to GAAP. Based upon the Preliminary Statement, a preliminary determination of the Purchase Price shall be made (the "Preliminary Purchase Price"), which Preliminary Purchase Price shall be an amount equal to $210,000,000 less Preliminary Closing Debt, plus Preliminary Closing Cash, plus or minus the Estimated Working Capital Allowance determined pursuant to subsection 1.2.2(b).

     (b) If Estimated Working Capital is greater than Working Capital as of August 31, 1997 ("Baseline Working Capital") by more than $1,035,000, the amount calculated in Subsection 1.2.2(b) shall be increased by the amount by which Estimated Working Capital exceeds Baseline Working Capital and if Estimated Working Capital is less than Baseline Working Capital by more than $1,035,000, the amount calculated in Subsection 1.2.2(b) shall be reduced by the amount by which Estimated Working Capital is less than Baseline Working Capital. The amount of such excess or shortfall is referred to as the "Estimated Working Capital Allowance." Such adjustment to the Purchase Price shall be reflected in the Preliminary Purchase Price. The Company's (i) calculation of Baseline Working Capital and (ii) specification of the methodology and components for calculating the Preliminary Purchase Price, in each case of (i) and (ii), as agreed to by the parties, are attached hereto as
Schedule 1.2.2(b).

     (c) As promptly as practicable following the Closing Date, but in any event within 90 days thereof, the Buyer shall prepare and deliver to the Sellers an audited consolidated balance sheet of the Company and the Subsidiaries as of the Closing (the "Closing Balance Sheet") and a statement based thereon (the "Closing Statement") setting forth (i) actual Working Capital ("Actual Working Capital") immediately prior to the Closing, (ii) a schedule of total Debt outstanding immediately prior to the Closing ("Closing Debt"), (iii) a calculation of cash on hand that would be reflected on a consolidated balance sheet of the Company and its Subsidiaries

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prepared immediately prior to the Closing ("Closing Cash") and (iv) a calculation of the Purchase Price. The Closing Balance Sheet and Closing Statement shall be prepared in accordance with GAAP. The Sellers and their representatives shall have reasonable access to the Company's and the Subsidiaries' books and records and the accountants' work papers related to the preparation of the Closing Balance Sheet and the Closing Statement. The Buyer shall pay for all costs and expenses incurred in connection with the preparation of the Closing Balance Sheet and Closing Statement.

     (d) The Purchase Price shall be an amount equal to $210,000,000 less Closing Debt, plus Closing Cash (the "Final Pre-Adjustment Amount"), plus or minus the amounts determined below by comparing Actual Working Capital to Baseline Working Capital. If Actual Working Capital exceeds Baseline Working Capital by more than $1,035,000, the Final Pre-Adjustment Amount shall be increased by the amount by which Actual Working Capital exceeds Baseline
Working Capital.   If Actual Working Capital  is less than Working Capital by more than $1,035,000, the Final Pre-Adjustment Amount shall be reduced by the amount by which Actual Working Capital is less than Baseline Working Capital.

     (e) If the Preliminary Purchase Price is less than the Purchase Price (such difference being referred to herein as the "Unpaid Balance"), then, in addition to the Preliminary Purchase Price payable to the Sellers under
Section 1.2.1, within five (5) Business Days after the final determination of
the   Closing Statement and the Purchase Price (whether such determination is made by agreement of the Sellers and the Buyer or by the Auditor, as provided herein), the Buyer shall deliver to the Sellers an amount equal to the Unpaid Balance, together with interest thereon at the Reference Rate (as defined in Section 12.1) in effect from time to time from the Closing Date until the date of such payment, in cash in immediately available funds by wire transfer to a bank account designated in writing by the Sellers prior to the Closing Date.
If the Preliminary Purchase Price is greater than the Purchase Price (such difference being referred to herein as the "Overpayment"), then, within five
(5) Business Days after the final determination of the Closing Statement and the Purchase Price (whether such determination is made by agreement of the Sellers and the Buyer or by the Auditor, as provided herein), the Sellers shall reimburse to the Buyer an amount equal to the Overpayment, together with interest thereon at the Reference Rate in effect from time to time from the Closing Date until the date of such payment, in cash in immediately available funds by wire transfer to a bank account designated in writing by the Buyer prior to the Closing Date.

     (f) The Closing Statement and the calculation of the Purchase Price shall be binding upon the parties unless the Sellers give written notice of disagreement therewith to the Buyer within thirty (30) days after their receipt of the Closing Statement, specifying in reasonable detail the nature and extent of such disagreement. If the Sellers disagree with any item on the Closing Statement, the Sellers shall notify the Buyer of such disagreement in writing within 30 days after delivery of the Closing

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Statement, which notice shall set forth the basis for such disagreement in reasonable detail. The Sellers and the Buyer shall thereafter negotiate in good faith to resolve any such disagreements. If the Buyer and the Sellers mutually agree upon the Closing Statement and the calculation of the Purchase Price within thirty (30) days after Sellers' receipt of such notice, such agreement shall be binding upon the parties. If the Sellers and the Buyer are unable to resolve any disagreements within thirty (30) days, the Sellers and the Buyer shall select an Auditor to resolve the disagreements over accounting matters in accordance with the provision of this Section 1.2.2.

     (g) The "Auditor" shall be an independent nationally recognized certified public accounting firm mutually selected by the Sellers and the Buyer, provided that if the Sellers and the Buyer are unable to mutually agree upon an Auditor, the Sellers and the Buyer shall select one of the "big six" accounting firms by lot after eliminating one firm designated unacceptable by the Sellers and one firm designated as unacceptable by the Buyer. The Auditor shall have reasonable access to the Company's and the Subsidiaries' books and records required to resolve the disputes, and the Auditor shall be directed to address and resolve solely the individual disputed line items on the Closing Statement. The Sellers and the Buyer shall use their reasonable efforts to cause the Auditor to resolve all disagreements over individual line items as soon as practicable. The resolution of such disagreements by the Auditor shall be in writing and shall be final and binding on the Sellers and the Buyer. The fees and expenses of the Auditor shall be paid by the party whose position is, ruled as by the Auditor, most incorrect.

     1.2.3 Payment of Purchase Price. (a) The Purchase Price shall be paid by the Buyer as follows:

     (i) at the Closing, the Buyer shall pay to the Sellers in cash an amount equal to the Preliminary Purchase Price, which amount shall be paid to the Sellers in proportion to the number of shares of common stock of the Company identified on Schedule 1.2.3. (as provided to the Buyer) as owned (or to be owned through the exercise of the Warrants or the conversion of the Preferred Stock) by each Seller (the "Share Ownership").

     (ii) at the time set forth in Section 1.2.2, the Buyer shall pay to the Sellers, or the Sellers shall pay to the Buyer, as the case may be, the payments required to be made under Section 1.2.2 in proportion to their Share Ownership.

     (iii) in the event that the Preferred Stock is not converted to common shares in accordance with the terms of the Certificate of Designation of the Preferred Stock, the holders of the Preferred Stock shall receive the amount required to be paid to such holders upon a redemption of the Preferred Stock due to a Change of Control (as defined in the Certificate of Designation) and the balance of this amount payable under Section 1.2.3(i) and (ii) shall be paid to the owners of common stock and

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Warrants in proportion to the Ownership Percentages.

     (iv) in the event that the Signing Condition (as defined in Section 5.17) has not occurred as provided in Section 5.17 and Metromedia has exercised the Redemption Option (as defined in Section 5.17), the Company (by sending a notice of redemption) and the Buyer shall cause the Company to exercise and diligently pursue all of the Company's rights to redeem and, as applicable, purchase pursuant to the "Bring-Along" right of the Company as set forth in the applicable Shareholders' Agreements (the "Bring-Along Right") the Shares of those Sellers who have not met the Signing Condition (the "Redeemed Shares"), in accordance with the Subscription Agreement or, as applicable, the Shareholders' Agreements of such Sellers (the "Redemption"). Any amount payable to the holder of Redeemed Shares shall reduce the amount payable to the Sellers pursuant to Section 1.2.3(i) and (ii), and such reduced amount shall be distributed among the Sellers who have met the Signing Condition, in proportion to their Share Ownership (subject to the provisions of Section 1.2.3(iii)).

     (v) each Seller agrees that the ownership of securities set forth in respect of such Seller on Schedule 1.2.3.1 is correct and that upon payment of the amounts as set forth in Section 1.2.3(i), (ii) and (iii), such Seller shall have no further right to payment in respect of the Purchase Price as finally determined.

     1.3 Delivery of Shares. At the Closing, the Sellers shall deliver to the Buyer stock certificates representing all of the Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer.

     2. Closing: Closing Date. The closing of the sale and purchase of the Shares contemplated hereby (the "Closing") shall take place at the offices of Kirkland & Ellis, Citicorp Center, 153 East 53rd Street, New York, New York, at 10:00 a.m. local time, on December 8, 1997, or at such other place or such other time or date as the Buyer and the Sellers agree in writing but in no case later than December 31, 1997 (the "Scheduled Closing Date"). The time and date upon which the Closing occurs is herein called the "Closing Date."

     3. Representations and Warranties of the Sellers. The Sellers severally represent and warrant to the Buyer as follows (except that each Seller other than Metromedia makes only the representations and warranties in Sections 3.2, 3.4, 3.5 and 3.7 and only to the extent that such representations and warranties pertain to each such Seller individually):

     3.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and it and the Subsidiaries have all requisite corporate power and authority to carry on their respective businesses as they are now being conducted and to own,

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lease and operate all of their respective properties and assets.  The Company and the Subsidiaries are duly qualified and in good standing to do business in each jurisdiction in which the nature of their respective businesses or the ownership, operation or leasing of their respective properties makes such qualification necessary, except for those jurisdictions where the failure to be so qualified or in good standing has not had, or may not reasonably be expected to have, in the aggregate, a Company Material Adverse Effect. Section 3.1 of the disclosure schedule attached hereto (the "Disclosure Schedule") lists the directors and officers of the Company and each of the Subsidiaries. The Company has made available to the Buyer the minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors) and such minute books are correct and complete in all material respects. The Company has made available to the Buyer the stock record books of each of the Company and the Subsidiaries and such stock record books are true and complete. The Company and the Subsidiaries have complied in all material respects with their respective Articles of Incorporation, Certificate of Incorporation and By-laws, as applicable. Metromedia Company is a general partnership organized under the laws of the State of Delaware and its general partners are Stuart Subotnick and the following trust: John W. Kluge, Chemical Bank and Stuart Subotnick, Trustees under Trust Agreement between John W. Kluge as Grantor and John W. Kluge and Manufacturers Hanover Trust Company as Trustees dated May 30, 1984, as Amended and Restated.

     3.2 Corporate Power and Authority; Effect of Agreement. Each of the Sellers and the Company (i) has the requisite authority and power to execute, deliver and perform this Agreement and consummate the transactions contemplated hereby; (ii) the execution, delivery and performance by the Company and such Seller of this Agreement and the consummation by the Company and such Seller of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and such Seller; (iii) this Agreement has been duly and validly executed and delivered by the Company and such Seller and constitutes the valid and binding obligation of the Company and such Seller, enforceable in accordance with its terms, subject to (a) applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally, and (b) general principles of equity. Except as set forth in Section 3.2 of the Disclosure Schedule, the execution, delivery and performance by the Company and each Seller of this Agreement and the consummation by the Company and such Seller of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (w) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both), a default (or give rise to any right of termination, cancellation or acceleration) under, or require any consent, waiver, approval or authorization under, any indenture, license, lease, contract, agreement or other instrument or obligation to which such Seller, the Company or any Subsidiary, as the case maybe, is a party or by which any of them or any of their respective properties or assets are bound, (x) violate any provision of law, rule, regulation, statute, ordinance, governmental or judicial order, or any other provision having the force or

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effect of law ("Law") to which such Seller or the Company or any Subsidiary, as the case may be, or any of their respective properties or assets, is subject,
(y) violate any writ, injunction, order, judgment or decree applicable to such Seller, the Company or any Subsidiary, as the case may be, or any of their respective properties or assets, or (z) violate any provision of the Certificate of Incorporation or the By-laws of such Seller (if applicable), the Company or any Subsidiary, as the case may be; except, in case of (w) (x) and
(y) for events or violations which would not be likely to have a Company Material Adverse Effect.

     3.3 Absence of Certain Changes or Events with Respect to the Company. Except as set forth in Section 3.3 of the Disclosure Schedule, since December 31, 1996, the Company has not (a) suffered a Company Material Adverse Effect or
(b) materially changed the Company's accounting principles, practices, articles or methods, except as required by GAAP or applicable Law.

     3.4 Litigation. Except as set forth in Section 3.4 of the Disclosure Schedule, there is no litigation, action, suit, or legal, administrative or arbitral proceeding or investigation (excluding those relating to Taxes, which are covered by Section 3.11) ("Action") pending or, to the Knowledge of any Seller or the Company, threatened against such Seller, the Company or any of the Subsidiaries to which there is a reasonable likelihood of a determination which, individually or in the aggregate, would (a) have a Company Material Adverse Effect, (b) materially hinder or impair the ability of such Seller or the Company to consummate the transactions contemplated hereby or (c) result in Liability in excess of $500,000 in the aggregate to the Company or any Subsidiary. There is no Action pending, or to the Knowledge of any Seller or the Company, threatened against such Seller, the Company or any of the Subsidiaries with respect to the consummation of the transactions contemplated hereby. Section 3.4 of the Disclosure Schedule lists all Actions or series of related Actions against the Company or any Subsidiary or any predecessor (whether arising out of similar facts or circumstances, a consistent or pervasive course of conduct or practice or otherwise) which have been settled in the last five years in which the Company or any Subsidiary made payments for amounts in excess of $500,000 (and the amounts paid in settlement thereof) or settlements which have had or are reasonably likely to have a Company Material Adverse Effect. Except as set forth in Section 3.4 of the Disclosure Schedule, neither the Company nor any Subsidiary is a party or subject to or in default under any order of a Governmental Body.

     3.5 Consents. Except as set forth in Section 3.5 of the Disclosure Schedule, no consent, permit, approval or authorization of, or exemption by, or filing with, any Governmental Body (other than pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act")) is required in connection with the execution, delivery and performance by the Company and each Seller of this Agreement or the consummation of the transactions contemplated hereby, excluding, however, consents, approvals, authorizations, exemptions and filings, if any,

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which the Buyer (as opposed to any other third party) is required to obtain or make.

     3.6 Subsidiaries. All of the Company's direct and indirect subsidiaries (the "Subsidiaries") are identified on Section 3.6 of the Disclosure Schedule. Except as disclosed on the Disclosure Schedule, the Company does not control, directly or indirectly, any capital stock or other proprietary interest (whether equity or debt) in, any other Person.

     3.7 Outstanding Capital Stock. Section 3.7 of the Disclosure Schedule (Subsection 3.7E of which regarding the individual stock ownership of owners of the Class A Common Stock of the Company is not being disclosed to such owners for reasons of confidentiality) sets forth the authorized capital stock of the Company and each of the Subsidiaries. All of the shares of capital stock of the Company and the Subsidiaries are duly authorized and are validly issued, fully paid and non-assessable. Each of the Sellers owns beneficially and of record, free and clear of any Lien, or owns of record and has full power and authority to convey free and clear of any Lien, the Shares set forth opposite its name on the Disclosure Schedule The consummation of the transactions contemplated hereby will convey to the Buyer good title to such Seller's Shares, free and clear of all Liens, except for those created by the Buyer or arising out of the ownership of the Shares by the Buyer (as opposed to any other third party).

     3.8 Options or Other Rights. Except as set forth in Section 3.8 of the Disclosure Schedule and the Shares, there is not now, and as of Closing there will not be (including those set forth in Section 3.8 of the Disclosure Schedule), any capital stock or other equity interests in the Company or any Subsidiary issued or outstanding, or any right, subscription, right of first refusal, warrant, call, unsatisfied preemptive right, option or other agreement of any kind to purchase or otherwise to receive from the Company or any Subsidiary any of the outstanding, authorized but unissued, unauthorized or treasury shares of the capital stock or any other security of the Company or any Subsidiary, and there is no outstanding security of any kind convertible into such capital stock or right to purchase or otherwise receive such capital stock.

     3.9 Certificate of Incorporation and By-laws. The Sellers have heretofore delivered to the Buyer a true and complete copy of the Certificate of Incorporation and By-laws of the Company and each Subsidiary.

     3.10 Financial Statements. The audited consolidated statements of operations, changes in stockholders' equity and cash flows of the Company and the Subsidiaries for the years ended as of December 31, 1996, December 31, 1995 and December 31, 1994 and the audited consolidated balance sheets of the Company and the Subsidiaries as of December 31, 1996, December 31, 1995 and December 31, 1994 (the "Audited Financials"), which have been delivered to the Buyer, fairly present

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the financial position, results of operations, changes in stockholders' equity and cash flows of the Company and the Subsidiaries as of the respective dates thereof, and for the periods covered thereby, in accordance with GAAP applied on a consistent basis for the periods involved, except as noted therein. The unaudited consolidated balance sheet of the Company and the Subsidiaries as of September 30, 1997 and the unaudited consolidated statements of operations, changes in stockholders' equity and cash flows of the Company and the Subsidiaries for the nine (9) month period ended September 30, 1997, which have been delivered to the Buyer, fairly present the financial position, results of operations, change in stockholders' equity and cash flows of the Company and the Subsidiaries as of the respective dates thereof, in accordance with GAAP applied on a consistent basis during the periods involved, except for the manner of presentation, normally recurring year-end adjustments, which adjustments will not be material either individually or in the aggregate to the Company and the Subsidiaries taken as a whole, and the absence of any notes thereto.

     3.11 Tax Matters.

     3.11.1 Except as set forth on Schedule 3.11 of the Disclosure Schedule,
(i) the Company and each of its Subsidiaries have paid all federal, state, county, local, foreign and other taxes, including, without limitation, income taxes, estimated taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, employment and payroll related taxes, social security contribution payments, property taxes and import duties, whether or not measured in whole or in part by net income including all deficiencies or other additions to tax, interest and penalties owed by it, in connection with any such taxes and social security contributions and any liability of the Company or any of its Subsidiaries for payment of any of the aforementioned taxes and social security contributions as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of another Person (hereinafter, "Taxes" or, individually, a "Tax") required to be paid by it through the date hereof and shall timely pay any such Taxes, including additions, interest and penalties, required to be paid by it after the date hereof and on or before the Closing Date, except to the extent such Taxes are adequately provided for on the Audited Financials; (ii) the Company and each of its Subsidiaries have timely filed all returns for all Taxes that it is required to file through the date hereof; (iii) the Company shall prepare and file all returns for all Taxes required to be filed after the date hereof and on or before the Closing Date; (iv) there are no material ongoing federal, state, local or foreign audits or examinations of any Tax returns of the Company or any of its Subsidiaries; (v) there are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company or any of its Subsidiaries; (vi) neither the Company nor any of its Subsidiaries are a party to any agreement with any person other than the Subsidiaries providing for the allocation or sharing of Taxes; (vii) there are no liens for Taxes upon the assets of the Company or any of its Subsidiaries, except liens for Taxes not yet due; (viii) the Company and all of its Subsidiaries have

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withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party; (ix) neither the Company nor any of its Subsidiaries have made any election under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code") (or any corresponding provision of state, local, or foreign income tax law); (x) no deficiency or proposed adjustment which has not been settled or otherwise resolved for a material amount of Tax has been proposed, asserted, or assessed by any taxing authority against the Company or any of its Subsidiaries, and there is no action, suit, taxing authority proceeding, or audit now in progress, pending, or, to the Company's or any of its Subsidiaries' knowledge, threatened against or with respect to the Company or any of its Subsidiaries; (xi) the Buyer will not be required to deduct and withhold any amount pursuant to Section 1445(a) of the Code upon the transfer of the Shares to the Buyer; (xii) neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (A) any change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) any closing agreement described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax law), (C) any deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision or administrative rule of federal, state, local or foreign income Tax law) arising prior to the Closing Date, or (D) any installment sale made prior to the Closing Date; (xiii) neither the Company nor any of its Subsidiaries has been a member of an affiliated group other than one of which the Company was the common parent, or filed or been included in a combined, consolidated or unitary income Tax return, other than one filed by the Company; and (xiv) neither the Company nor any of the Subsidiaries is obligated (under any contract entered into on or before the Closing Date) to make any payments that will be non-deductible under Section 280G of the Code (or any corresponding provision of state, local or foreign income Tax law).

     3.11.2 A certification, dated not more than 30 days prior to the Closing Date, issued by the Company pursuant to Treasury Regulation Section 1.897-2(h) that the stock of the Company is not a "United States real property interest" as defined in Section 897 of the Code shall be delivered to the Buyer prior to the Closing.

     3.12 Real Estate. Section 3.12 of the Disclosure Schedule sets forth (i) the address and legal description of all real property owned by the Company or any Subsidiary and all buildings and other structures located on such real property; (ii) all leases, subleases or other agreements, including all amendments and other modifications, under which the Company or a Subsidiary is lessor or lessee of any real property (the "Leases"); (iii) all options held by the Company or a Subsidiary to purchase or acquire any interest in real property; and (iv) all options granted by the Company or a Subsidiary to sell or dispose of any interest in real property. The Company or a Subsidiary is the owner of record, lessee under the Leases or holder of the options, as the case may be, of each of the items set forth on the Disclosure Schedule free and clear of all Liens, defects, claims, rights of possession or other encumbrances (except Permitted Liens), and the Company or a Subsidiary, as applicable, has good and marketable title in and to all owned real property set forth on the Disclosure Schedule subject to no Liens except Permitted Liens and Liens in favor of the Banks pursuant to the Credit Agreement. Such Leases and other agreements are in full force and effect and the Company and the Subsidiaries have not received notice of any default thereunder, nor of any condition which would become a default with the giving of notice, the passage of time, or both. Except as described on Section 3.12 of the Disclosure Schedule, no consent, waiver, approval or authorization is required from the landlord under any Lease as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby. There is no pending or, to the Knowledge of the Sellers or the Company, any threatened condemnation proceeding affecting any portion of the real property owned or leased by the Company or any Subsidiary.

     3.13 Assets of the Company. Except (i) as set forth in Section 3.13 of the Disclosure Schedule and (ii) as contemplated by this Agreement, the assets of the Company and the Subsidiaries include all of the assets and properties used by the Company and the Subsidiaries in, and material to, the conduct of the businesses of the Company and the Subsidiaries as currently conducted. Such assets are in working condition, except where the failure of such assets to be in working condition will not be reasonably expected to have a Company Material Adverse Effect.

     3.14 Compliance with Law. The conduct of the Company's and the Subsidiaries' respective businesses and their use of their respective assets has not violated or conflicted and does not violate or conflict with any Law, which violation or conflict would be reasonably expected to cause a Company Material Adverse Effect or, be likely to result in financial penalties in excess of $1,000,000 in the aggregate to the Company and the Subsidiaries. Except as set forth in Section 3.14 of the Disclosure Schedule, neither the Company nor any Subsidiary has received any written communication since June 30, 1994 from any Governmental Body that alleges that either the Company or any Subsidiary is not in compliance in any material respect with any applicable Law, except where such noncompliance would not be reasonably expected to have a Company Material Adverse Effect. All material permits, approvals or other authorizations required to be obtained and maintained by the Company or each Subsidiary to conduct their businesses have been obtained, are in full force and effect and have been complied with and are being complied with in all material respects, except where such non-compliance would not be reasonably expected to have a Company Material Adverse Effect.

     3.15 Employee Benefit Plans.

          3.15.1 Whenever any of the terms set forth below is used in this Section 3.15 it shall have the following meaning: (i) "Benefit Plan" shall mean any plan, agreement, arrangement or commitment which is an employment, consulting or deferred compensation agreement, or an executive compensation, incentive bonus, employee pension, profit-sharing, savings, retirement, stock option, stock purchase or severance pay plan, or a life, health, disability or accident insurance plan, or a holiday, vacation, Christmas or other bonus practice or other employee benefit plan, agreement, arrangement or commitment, including, without limitation, any "employee benefit plan", as defined in Section 3(3) of ERISA, maintained by or with respect to which the Company or any Subsidiary has any liability or obligation with respect to any current or former employee of the Company or any Subsidiary;
(ii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended and the regulations promulgated thereunder; (iii) "PBGC" shall mean the Pension Benefit Guaranty Corporation; and (iv) "Pension Plan" shall mean a Benefit Plan which is a "pension plan", as defined in Section 3(2) of ERISA.

     3.15.2 Section 3.15 of the Disclosure Schedule sets forth a true and complete list of all Benefit Plans (except for employment agreements required to be disclosed pursuant to Section 3.17(f) and set forth in Section 3.17(f) of the Disclosure Schedule).

     3.15.3 With respect to each Benefit Plan: Sellers have delivered or made available to Buyer true and complete copies, if any, of: (i) all plan texts, related trust agreements or annuity contracts (or other funding instruments) and other agreements, arrangements and commitments set forth in the Disclosure Schedule; (ii) all summary plan descriptions (including summaries of material modifications thereto) and other material employee communications; (iii) the most recent annual report (Form 5500 series, including all schedules thereto);
(iv) the most recent annual audited financial statements and opinion; (v) the most recent actuarial valuation; and (vi) the most recent determination letter, if any, received from the Internal Revenue Service.

     3.15.4 All Benefit Plans, related trust agreements or annuity contracts (or other funding instruments) are legally valid and binding and in full force and effect.

     3.15.5 With respect to each Benefit Plan, except as set forth in the Disclosure Schedule: (i) The Company and the Subsidiaries have made all contributions or other payments (including premiums payable to PBGC) due from them to date on a timely basis and all amounts properly accrued to date as liabilities of the Company and the Subsidiaries which have not been paid have been properly recorded on the books of the Company and the Subsidiaries; (ii) no such Benefit Plan which is subject to Section 302 of ERISA or Section 412 of the Code has incurred an "accumulated funding deficiency" (as defined in either such section), whether or not waived; (iii) each such Benefit Plan, related trust agreement or other funding instrument conforms to, and its administration is and has been in material compliance with (both as to form and operation), the terms of such Benefit Plan all applicable laws, rules and regulations, including but not limited to ERISA and the Code;
(iv) except as set forth in Section 3.15 of the Disclosure Schedule, each such Benefit Plan which is intended to qualify under Section 401(a) or 403(a) of the Code has received a favorable determination letter from the Internal Revenue Service with respect to its initial qualification (and with respect to all material subsequent plan amendments), and its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of the latest determination letter that would adversely affect such qualification or exemption; (v) there are no actions, suits, liens (statutory or otherwise) or claims pending (other than routine claims for benefits) or, to the Knowledge of Sellers, threatened against or with respect to the assets of the Company, any Subsidiary or any such Benefit Plan; and (vi) to the best of Sellers' Knowledge, all Benefit Plans have complied with Title I, Subtitle B, Part 6 of ERISA and Section 4980B of the Code.

     3.15.6 Except as set forth in Section 3.15 of the Disclosure Schedule, no Pension Plan that is or was subject to Title IV of ERISA has been terminated within the last six years; no filing of a notice to terminate such a Pension Plan has been made by the Company or any Subsidiary, no proceeding has been initiated by PBGC to terminate any such Pension Plan; and neither the Company nor any Subsidiary has incurred, or reasonably expects to incur, any liability with respect to any plan termination, whether to the PBGC or otherwise. No event has occurred, and there exists no condition or set of circumstances which presents a material risk of a partial termination (within the meaning of Section 411(d) (3) of the Code) of any Benefit Plan.

     3.15.7 Except as set forth in the Benefit Plans identified in Section 3.15 of the Disclosure Schedule, no Benefit Plan provides medical or death benefits (whether or not insured) with respect to current or former employees of the Company or any Subsidiary beyond their retirement or other termination of service, other than (i) coverage mandated by law or (ii) death benefits provided under any Pension Plan.

     3.15.8 There are no reserves, assets, surplus or prepaid premiums under any Benefit Plan which is a "welfare plan" (as defined in Section 3(1) of ERISA).

     3.15.9 No Benefit Plan is a "multiple employer plan," or a "multiemployer plan" within the meaning of the Code or ERISA and neither the Company nor any Subsidiary has any Liability or potential Liability with respect to any such multiple employer plan or multiemployer plan.

     3.15.10 Neither the Company nor any Subsidiary has any Liability with respect to any "employee benefit plan" (as defined in section 3(3) of ERISA) solely by reason of being treated as a single employer under Section 414 of the Code with any trade, business or entity other than the Company or any Subsidiary.

     3.15.11 The termination of the "Precision Engine Products Corp. Tallahassee Hourly Pension Plan" ("PEPC Pension Plan") is being and will be conducted in all respects in compliance with the terms of the PEPC Pension Plan and the requirements of ERISA and the Code.

     3.16 Absence of Undisclosed Liabilities. Except as disclosed in the Financial Statements (including the notes thereto) or Section 3.16 of the Disclosure Schedule, the Company and the Subsidiaries do not have any Liabilities except for (i) those incurred during the ordinary course of business and consistent with past practice since December 31, 1996 (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Law), (ii) obligations under executory agreements which are of a type that would not be required to be reflected on the face of a balance sheet prepared in accordance with GAAP and (iii) Liabilities (other those described in clauses (i) and (ii) above) not exceeding $1,000,000 in the aggregate, and there is no Basis for any such Liability (other those described in clauses (i) and (ii) above).

     3.17 Contracts. Section 3.17 of the Disclosure Schedule lists the following agreements currently in effect to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their respective properties or assets are bound:

     (a) any lease, sublease, license or sublicense of personal property from or to any third parties providing for payments in excess of $500,000 individually or $1,000,000 in the aggregate;

     (b) any sales or purchase orders, commitments, distribution or other agreements for the purchase or sale of raw materials, commodities, supplies, goods, products, or other personal property or for the furnishing or receipt of services which involves consideration of more than the sum of $500,000 individually or $1,000,000 in the aggregate provided, however, for sales or purchase orders, Section 3.17 of the Disclosure Schedule lists only orders for customers whose annual purchases exceed $4,000,000;

     (c) any partnership, limited liability company or joint venture agreement;

     (d) any indenture, mortgage, note, bond or other evidence of Debt (other than capitalized leases, which are disclosed on Schedule 3.17(a) of the Disclosure Schedule), any loan, security, credit, factoring or similar agreement under which the Company or any Subsidiary has borrowed or may borrow money or issued any note, bond, indenture or other evidence of Debt for more than $500,000 individually or $1,000,000 in the aggregate or under which the Company or any Subsidiary has imposed (or may impose) a Lien on any of its respective assets, tangible or intangible;

     (e) any confidentiality, non-solicitation or non-competition agreement (other than any confidentiality agreement relating to the proposed sale of the assets or stock of the Company and/or any Subsidiary) or any agreement which restricts, limits or prohibits the Company or a Subsidiary from entering into any new, or expanding any existing line of business or any agreement which contains geographic or other limitations, prohibitions or restrictions on its ability to conduct business activities;

     (f) any employment, consulting or severance agreement between the Company or any Subsidiary and any current or former director, officer, consultant or employee other than any such agreement that does not provide for the payment of more than $200,000 in the aggregate in any year;

     (g) any agreement whereby the Company or any Subsidiary grants any other person a power of attorney (other than in the ordinary course of business consistent with past practice which are not material), guarantees the Debt or Liabilities, in whole or in part, of any other person or indemnifies any other person against loss or Liability (except for such indemnification which is (i) made in the ordinary course of business or (ii) would not be reasonably expected to have a Company Material Adverse Effect);

     (h) any agreement under which the Company or any Subsidiary could have Liabilities in the future relating to the acquisition or disposition of any material asset or property of the Company' or any Subsidiary for consideration in excess of $5,000,000, by way of merger, consolidation, purchase, sale or otherwise, or granting to any person a right at such person's option to purchase or acquire all or substantially all of the Company's or any Subsidiary's assets or properties;

     (i) any agreement for the construction, acquisition or modification of any land, building, structure, improvement, fixture or other fixed asset, or for the incurrence of any other capital expenditure by the Company or any Subsidiary where the outstanding balance exceeds $100,000 individually or $250,000 in the aggregate;

     (j) any agreement with any manufacturer's representative, distributor or other independent sales agent that is not terminable by the Company or any Subsidiary, as applicable, without penalty or payment of compensation on at least six (6) months' or less notice;

     (k) any agreement with the Company or any Subsidiary, on the one hand, and one of the Sellers or any officer, director, employee or affiliate of the Company, any Subsidiary or any Seller or any of any of the Sellers' affiliates, on the other hand (other than those required to be disclosed pursuant to clause
(d) or (f) of this Section 3.17);

     (l) any agreement not otherwise required to be disclosed pursuant to this
Section 3.17 the consequences of a default or termination thereunder would be reasonably expected to have any Company Material Adverse Effect; and

     (m) any agreement not otherwise required to be disclosed pursuant to this
Section 3.17 either involving (i) consideration of more than $500,000 individually or $1,000,000 in the aggregate not entered into the ordinary course of business or (ii) which is otherwise material to the business of the Company or any Subsidiary.

     The Company and the Subsidiaries have made available to the Buyer a correct and complete copy of each written agreement required to be listed in
Section 3.17 of the Disclosure Schedule and a written summary setting forth the terms and conditions of each oral agreement listed in Section 3.17 of the Disclosure Schedule. Except as set forth in Section 3.17 of the Disclosure Schedule and except for agreements which, as contemplated by this Agreement, will be terminated at the Closing, all such agreements are (assuming due authorization, execution, capacity and delivery by the parties thereto, other than the Company and any Subsidiary), valid, binding and enforceable obligations of the parties hereto, in accordance with their terms, except to the extent that enforceability would not have a Company Material Adverse Effect, or as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws effecting creditors' rights generally. Neither the Company nor any Subsidiary is in default in the observance or the performance of any material term or obligation to be performed by it under any such agreement, which default has had, or in the future could be reasonably expected to have a Company Material Adverse Effect, and to the Knowledge of the Sellers or the Company, no other person is in default in the observance or the performance of any material term or obligation to be performed by such Person under any such agreement, which default has had, or in the future could be reasonably expected to have a Company Material Adverse Effect.

     3.18 Intellectual Property.

     (a) Section 3.18 of the Disclosure Schedule sets forth a complete and correct list of all the following that are owned, used by, licensed to, issued to or filed by the Company or any Subsidiary:

     (i) patented or registered Intellectual Property Rights and pending applications for the foregoing;

     (ii) material unregistered trademarks, material unregistered service marks, trade dress, trade names, corporate names, and Internet domain names;

     (iii) computer software (other than readily available software or software purchased or licensed for less than a total cost of $5,000);

     (iv) all material licenses or similar agreements or arrangements covering Intellectual Property Rights to which the Company or a Subsidiary is a party, either as licensee or licensor, or as a third-party beneficiary;

     (v) Except for those Intellectual Property Rights which the Company or any Subsidiary has, in the exercise of its business judgment, decided not to register or to terminate or allow to be terminated or expire, the Company or a Subsidiary has taken and will continue to take commercially reasonable efforts to maintain and protect all of the Company's Intellectual Property Rights listed on Section 3.18 of the Disclosure Schedule so as not to adversely affect the validity or the enforceability thereof; and

     (vi) From and after the Closing, at the written request of the Buyer, the Sellers shall cooperate with the Buyer to cause any Intellectual Property Rights listed on Section 3.18(a)(i) of the Disclosure Schedule, the transfer of ownership to the Company or a Subsidiary of which shall not have been, prior to the Closing, officially recorded with appropriate authorities in any applicable jurisdiction, to be so officially recorded in the name of the Company, the cost of which shall be borne by the Sellers, except that Sellers shall bear no such costs for those Intellectual Property Rights which the Company or any Subsidiary in the exercise of its reasonable business judgment, decided not to record.

     (b) Except as set forth in Section 3.18 of the Disclosure Schedule:

     (i) the Company or a Subsidiary owns and possesses all right, title and interest in and to, or has a valid and enforceable written license to use, free and clear of all Liens (other than Permitted Liens which shall be extinguished at the Closing), all of the Intellectual Property Rights set forth in Section
3.18 of the Disclosure Schedule and all other Intellectual Property Rights necessary for the operation of their respective businesses as presently conducted (collectively, the "Company's Intellectual Property Rights");

     (ii) no claim by any third party contesting the validity, enforceability, use or ownership of any of the Company's Intellectual Property Rights has been made to the Company or any Subsidiary, is currently outstanding or to the Knowledge of the Sellers or the Company is threatened, and there are no grounds for the same;

     (iii) no loss or expiration of any of the Company's Intellectual Property Rights is threatened, pending or reasonably foreseeable, except for patents expiring at the end of their statutory terms;

     (iv) to the Knowledge of the Sellers, or the Company, no third party has infringed, misappropriated or otherwise conflicted with any of the Company's Intellectual Property Rights and the Company and the Sellers do not have Knowledge of any facts that indicate a likelihood of any of the foregoing;

     (v) neither the Company nor a Subsidiary has infringed, misappropriated or otherwise conflicted with, any Intellectual Property Rights of any third party, which conflict would be reasonably expected to have a Company Material Adverse Effect, and neither the Company nor the Sellers have Knowledge of any facts that indicate a likelihood of any of the foregoing;

     (vi) no material information relating to the registrability of any of the Company's Intellectual Property Rights has been withheld from the United States Patent and Trademark Office or from similar offices in foreign countries;

     (vii) with respect to each license or similar agreement or arrangement covering the Company's Intellectual Property Rights, neither the Company nor any Subsidiary, nor, to the Knowledge of the Sellers or the Company, any other party to such license or similar agreement or arrangement, is in material breach or has repudiated any material provision thereof, and neither the Company nor the Sellers have Knowledge of any facts that indicate a likelihood of any of the foregoing; and

     (viii) immediately subsequent to the Closing, the Company's Intellectual Property Rights will be owned or available for use by Buyer on terms and conditions identical to those under which the Company or a Subsidiary owned or used the Company's Intellectual Property Rights prior to the Closing, provided, that Buyer makes any and all governmental filings required to be made by Buyer, as the owner of the Company.

     3.19 Insurance. Section 3.19 of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) currently maintained by or for the benefit of the Company or any Subsidiary (i) the name of the insurer, (ii) the name of the policyholder, (iii) the name of each covered insured, (iv) the policy number and the period of coverage, (v) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage, and (vi) a description of any retroactive premium adjustments or other loss-sharing arrangements. Neither the Company nor any Subsidiary, nor to the Knowledge of the Company or the Sellers, any other party to any such policy, is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy, and no party to any such policy has repudiated any provision thereof. Section 3.19 describes any self-insurance arrangements affecting the Company or any Subsidiary.

     3.20 [Intentionally Omitted]

     3.21 Labor. Except as set forth in Section 3.21 of the Disclosure Schedule, the Company has not received notice of and has no Knowledge of any organizational effort presently being made or, to the Knowledge of the Company or the Sellers, threatened by or on behalf of any labor union with respect to any employees of the Company or any Subsidiary and none of the Company's or any Subsidiary's employees are represented by any labor union. Except as set forth in Section 3.21 of the Disclosure Schedule, the Company and each Subsidiary is in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, except for such non-compliance as would not be reasonably expected to have a Company Material Adverse Effect, and is not engaged in any unfair labor practice and, to the Knowledge of the Company or the Sellers, there is no reasonable Basis for any unfair labor practice complaint or claim to be asserted against the Company or any Subsidiary which would reasonably be expected to have a Company Material Adverse Effect, and there is no labor strike, dispute, slowdown or stoppage actually pending or, to the Knowledge of the Company or the Sellers, threatened, against the Company or any Subsidiary. Except as set forth in
Section 3.21 of the Disclosure Schedule, none of the Company or any Subsidiaries have any labor contracts with any representative of any of the Company's or any Subsidiary's employees, as applicable. All vacation pay, severance indemnity (T.F.R.), bonuses, commissions, pension plan and other employee benefit payments and all social security contributions related thereto are reflected and have been accrued in the books and records of the Company or a Subsidiary (as applicable). No Cassa Integrazione Guardagni Ordinania or Cassa Integrazione Guadagni Straordinaria proceedings have been applied for (and no such applications by the Company or any Subsidiary (as applicable) are pending.

     3.22 Terminated Officers. Section 3.22 of the Disclosure Schedule lists all corporate officers (including directors) of the Company or any Subsidiary whose employment has been terminated, voluntarily or involuntarily, since October 1, 1996, together with all claims or Actions that have been filed, or, to the Knowledge of the Company or the Sellers, threatened with respect to such employment or termination.

     3.23 Affiliated Transactions. Except for (a) those agreements or transactions listed in Section 3.17 of the Disclosure Schedule or contemplated by this Agreement, (b) fees paid to directors and (c) salaries paid to officers, neither the Company nor any Subsidiary has, since October 1, 1996,
(i) paid, loaned or advanced any amount to, (ii) sold, transferred or leased any properties or assets to, or (iii) entered into or continued any agreement, arrangement, or understanding (written or otherwise) with, any of any of the Sellers or the Company's, any Subsidiary's or any Seller's officers, directors, stockholders or affiliates.

     3.24 Accounts Receivable and Inventory.

     (a) The inventory of the Company and the Subsidiaries is, in all material respects taken as a whole, merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged or defective, except to the extent appropriate reserves on the audited consolidated balance sheet of the Company and the Subsidiaries as of December 31, 1996, and the unaudited consolidated balance sheet of the Company and the Subsidiaries as of September 30, 1997, have been established to reduce the carrying value of such inventory to the lower of (i) actual costs and (ii) net realizable value, except where the failure to establish such reserves would not be reasonably expected to have a Company Material Adverse Effect.

     (b) All accounts and notes receivable of the Company and the Subsidiaries have arisen in the ordinary course of business and the accounts receivable reserve reflected in the audited consolidated balance sheet of the Company and the subsidiaries as of December 31, 1996, and the unaudited consolidated balance sheet of the Company and the Subsidiaries as of September 30, 1997, were as of a such respective dates adequate and established in accordance with GAAP consistently applied.

     3.25 Disclaimer. EXCEPT AS SPECIFICALLY SET FORTH HEREIN, SELLERS MAKE NO WARRANTY, EXPRESS OR IMPLIED. IN ANY EVENT, EXCEPT AS SPECIFICALLY PROVIDED HEREIN, SELLERS MAKE NO WARRANTY OF MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR QUALITY, AS TO THE ASSETS OF THE COMPANY, OR ANY PART THEREOF, OR AS TO THE CONDITION OR WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT. EXCEPT AS SET FORTH IN SECTION 10.2, SELLERS MAKE NO REPRESENTATION OR WARRANTY REGARDING ENVIRONMENTAL MATTERS, INCLUDING BUT NOT LIMITED TO COMPLIANCE WITH ENVIRONMENTAL REQUIREMENTS (AS DEFINED IN SECTION 12.1).

     4. Representations and Warranties of the Buyer. The Buyer hereby represents and warrants to the Sellers as follows:

     4.1 Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has the requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

     4.2 Corporate Power and Authority; Effect of Agreement. The execution, delivery and performance by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been duly and validly executed and delivered by the Buyer and constitutes a valid and binding obligation of the Buyer, enforceable in accordance with its terms, subject to (a) applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and (b) general principles of equity. The execution, delivery and performance by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, subject to obtaining any required consents, approvals, authorizations, exemptions or waivers, (a) violate any provision of Law to which the Buyer is subject, (b) violate any order, judgment or decree applicable to the Buyer or
(c) violate any provision of the Certificate of Incorporation or the By-laws of the Buyer; except, in each case, for violations which would not materially hinder or impair the consummation of the transactions contemplated hereby.

     4.3 Consents. No consent, permit, approval or authorization of, or exemption by, or filing with, any Governmental Body (other than pursuant to the HSR Act) is required in connection with the execution, delivery and performance by the Buyer of this Agreement or the taking of any other action contemplated hereby, excluding, however, consents, approvals, authorizations, exemptions, waivers and filings, if any, which the Sellers are, or the Company is, required to obtain or make.

     4.4 Sufficiency of Funds. The Buyer has obtained in good faith a letter from DLJ Capital Funding, Inc. stating that, subject to the satisfaction of certain conditions, it will lend to the Buyer $30.0 Million (the "Bank Debt"), and the Buyer has obtained in good faith a letter from Donaldson, Lufkin & Jenrette Securities Corporation stating that it is highly confident that, subject to the satisfaction of certain conditions, it can place notes in an amount equal to at least $ 100.0 Million (the "Securities") in order to finance the transaction contemplated herein. Copies of such letters are attached hereto as Exhibit 4.4a and Exhibit 4.4b. The Buyer represents and warrants that it has no reason to believe that the Bank Debt and the Securities cannot be closed at or prior to Closing, subject to agreements on terms and conditions satisfactory to the Buyer in its sole discretion.

     4.5 Litigation. There is no Action pending (i) or to the Buyer's Knowledge, threatened against the Buyer with respect to which there is a reasonable likelihood of a determination which would have a material adverse effect on the ability of the Buyer to perform its obligations under this Agreement or (ii) which seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated hereby.

     4.6 Purchase for Investment. The Buyer is purchasing the Shares for investment and not for resale or distribution.

     5. Covenants and Agreements.  The parties covenant and agree as follows:

     5.1 Conduct of Business. From the date hereof through the Closing Date, unless the Buyer previously consents in writing to the contrary, the Company and the Subsidiaries shall, and Metromedia shall cause the Company and the Subsidiaries to:

     (a) conduct their businesses only in the ordinary course consistent with past practice;

     (b) make commercially reasonable efforts consistent with past practices to keep their respective businesses and properties substantially intact and to preserve existing relationships with customers, suppliers, lessors, licensors, employees and others with whom the Company and the Subsidiaries deal;

     (c) not amend their respective Certificates of Incorporation or By-laws or similar organizational documents;

     (d) not (i) split, combine or reclassify any of their respective capital stock, (ii) other than dividends (1) required to be paid to the holders of the Company's Preferred Stock pursuant to any Certificate of Designation or the Company's Certificate of Incorporation or (2) payable by any Subsidiary to the Company or any Subsidiary, declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to their respective capital stock, (iii) except pursuant to the exercise of options, warrants, conversion rights or other contractual rights existing on the date hereof and disclosed in Section 3.8 of the Disclosure Schedule, issue or sell any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, shares of their respective capital stock, or (iv) except pursuant to agreements existing on the date hereof, redeem, purchase or otherwise acquire directly or indirectly any of their respective capital stock;

     (e) not, except in the ordinary course of business and consistent with past practice or pursuant to agreements disclosed in Section
3.17 of the Disclosure Schedule or pursuant to agreements not required to be disclosed in Section 3.17 of the Disclosure Schedule, (i) acquire, sell, license, lease or dispose of any property , or (ii) enter into any commitment or transaction which individually or in the aggregate would be material to the Company and the Subsidiaries;

     (f) not (i) incur or assume any Debt (other than Company Debt), except in the ordinary course of business consistent with past practice, (ii) except as otherwise provided in this Agreement, make any material loans, advances or capital contributions to, or investments in, any other person (other than to a Subsidiary), (iii) except in the ordinary course of business consistent with past practice or pursuant to the Credit Agreement, pledge or otherwise encumber shares of their respective capital stock, or (iv) except in the ordinary course of business consistent with past practice or pursuant to the Credit Agreement, mortgage or pledge any of their respective property, or create any Liens with respect to such property (other than Permitted Liens);

     (g) not (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein, (ii) except in the ordinary course of business consistent with past practice or pursuant to agreements disclosed in
Section 3.17 of the Disclosure Schedule or pursuant to agreements not required to be disclosed in Section 3.17 of the Disclosure Schedule, enter into any contract or agreement which would be material to the Company and its Subsidiaries taken as a whole, or (iii) other than capital expenditures made pursuant to any Contract listed on Schedule 3.17 of the Disclosure Schedule or provided for in the Company's 1997 capital expenditures budget, which budget has been delivered or made available to the Buyer, authorize any new capital expenditure or expenditures which, individually, is in excess of $500,000 or, in the aggregate, are in excess of $2,000,000;

     (h) not change any of the accounting methods used unless required by GAAP;

     (i) settle or compromise any Action which after insurance reimbursement is material individually or in the aggregate to the Company and the Subsidiaries, without the prior written consent of the Buyer, which consent shall not be unreasonably withheld;

     (j) not adopt or amend in any material respect any collective bargaining agreement;

     (k) not, except for intercompany transactions in the ordinary course of business and consistent with past practice and payments pursuant to existing contracts, pay, loan or advance any amount to, or sell, transfer or lease any of its assets to, or enter into any arrangement or agreement with any director, officer, stockholder or Affiliate (other than the Company and any of the Subsidiaries);

     (l) not enter into any lease of real property, except any renewals of existing leases in the ordinary course of business and consistent with past practice;

     (m) except in the ordinary course of business consistent with past practice, continue to maintain and protect the Company's Intellectual Property Rights as not to adversely affect the validity or enforceability of any of the Company's Intellectual Property Rights;

     (n) not slow down the Company's rate of spending for capital expenditures; and

     (o) not authorize or enter into an agreement, whether in writing or otherwise, to do any of the foregoing.

     5.2 Litigation. From the date hereof through the Closing Date, the Sellers shall notify promptly the Buyer of any Actions that from the date hereof are threatened or commenced against the Company, any Subsidiary or any of the Sellers or against any officer or director of the Company, any Subsidiary or any of the Sellers, and of any requests for additional information or documentary materials by any Governmental Body pursuant to the provisions of the HSR Act and the rules promulgated thereunder in the event and for so long as any party hereto actively is contesting or defending against any Action, the other party will cooperate with the contesting or defending party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor hereunder).

     5.3 Consent to Jurisdiction and Service of Process. Except as provided in Sections 9.3.3 and 10.5.11, any legal Action arising out of or relating to this Agreement or the transactions contemplated hereby may be instituted in any state or federal court located in New York County, State of New York, and each party agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that its property is exempt or immune from attachment or execution, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and hereby waives any offsets or counterclaims in any such action, suit or proceeding. Each party further irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given personally or by registered or certified mail, return receipt requested, or by any other means of mail that requires a signed receipt, postage prepaid. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any jurisdiction other than New York.

     5.4 Expenses. If the transactions contemplated hereby are not consummated, the parties to this Agreement shall, except as otherwise specifically provided herein, bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants. If the transactions contemplated hereby are consummated, the Buyer shall be entitled to receive reimbursement from the Sellers (proportionate to their Share Ownership) for the Seller Expenses which are paid or payable after the Closing, provided that such reimbursement shall not be made if the following two conditions are satisfied:
(i) the amounts payable for such Seller Expense is reflected in the Closing Statement and (ii) there is an adjustment to the Final Pre-Adjustment Amount based on Actual Working Capital, as determined pursuant to Section 1.2.2.

     5.5 Indemnification of Brokerage. The Buyer on the one hand and each of the Sellers and the Company on the other hand represents and warrants to the other that no broker, finder, agent or similar intermediary has acted on its behalf in connection with this Agreement or the transactions contemplated hereby, and that there are no brokerage commissions, finders' fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with it or any action taken by it, except for customary transaction fees payable to certain stockholders of the Buyer by the Company at Closing and a fee payable to American Industrial Partners by the Buyer. Except as provided in the preceding sentence, each of the Buyer and the Sellers agrees to indemnify and save the other from any claim or demand for commission or other compensation by any broker, finder, agent or similar intermediary claiming to have been employed by or on behalf of such person and to bear the cost of reasonable legal expenses incurred in defending against any such claim.

     5.6 Further Assurances. Each of the parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Each party shall use its commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions to the Closing. Without limiting the generality of the foregoing, the parties will use their commercially reasonable efforts to file with the Federal Trade Commission and the Antitrust Division of the Department of Justice complete and accurate notification and report forms with respect to the transactions contemplated hereby pursuant to the HSR Act and the rules promulgated thereunder, and to file such additional information and documentary materials as may be requested pursuant to such Act, sufficiently in advance of the Closing Date to allow the period of time specified by such Act and rules, and any extensions thereof, to expire prior to the Closing Date.

     5.7 Confidentiality. The terms of the letter agreement regarding confidentiality heretofore entered into between Stanadyne Automotive Corp. and the Buyer, dated July 10, 1997 (the "Confidentiality Agreement"), are herewith incorporated by reference and shall continue in full force and effect until the Closing. After the Closing, the Sellers will treat and hold as such all Confidential Information, refrain from using any Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of Confidential Information which are in any of the Sellers' possession, provided, however, that Sellers shall be able to retain, for tax, financial, litigation or other reasonable purpose, such Confidential Information as Sellers shall reasonably deem necessary. In the event that any Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 5.7. If, in the absence of a protective order or the receipt of a waiver hereunder, such Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Seller may disclose the Confidential Information to the tribunal; provided, however, that such Seller shall use its commercially reasonable efforts to obtain, at the request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect.

     5.8 Establishment of Defined Contribution Plan. Buyer shall establish (or cause the Company to establish) effective January 1, 1998 a defined contribution plan ("Buyer's Hourly Savings Plan") for the benefit of those employees of the Company or its Subsidiaries who were participants in the PEPC Pension Plan on the date of termination thereof and who, on the Closing Date, became employees of the Buyer or any of its affiliates ("Transferred Hourly Savings Participants"). Buyer's Hourly Savings Plan shall provide, to the extent not inconsistent with Section 401(a)(4) and Section 410(b) of the Code, benefits pursuant to the requirements listed on Section 5.8 of the Disclosure Schedule. The Buyer's Hourly Savings Plan shall provide Transferred Hourly Savings Participants credit for service with the Company, its Subsidiaries, their affiliates and their respective predecessors prior to the Closing Date for purposes of vesting and participation.

     5.9 Access to Information. From the date hereof to the Closing, the Company and the Subsidiaries shall, and the Sellers shall cause the Company and the Subsidiaries to, (a) give the Buyer and its authorized representatives reasonable access to all books, records, personnel, officers and other facilities and properties of the Company and the Subsidiaries and their respective accountants at reasonable times and upon reasonable prior notice,
(b) permit the Buyer to make such copies and inspections thereof as the Buyer may reasonably request and (c) cause the Company's and the Subsidiaries' officers (including dirigenti) to furnish the Buyer with such financial and operating data and other information with respect to the business and properties of the Company and the Subsidiaries as the Buyer may from time to time reasonably request.

     5.10 Tax Matters. Neither the Company nor any of its Subsidiaries shall file any amended Tax return, surrender any right to claim a refund of Taxes or take any similar action, or omit to take any action relating to the filing of any Tax return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent, or other action or omission would have the effect of materially increasing the present or future tax liability or materially decreasing any present or future Tax asset (i.e. net operating loss carry forwards, tax credit carry-forwards or the Tax basis of depreciable assets) of the Company or any of the Subsidiaries, the Buyer or any affiliate of the Buyer.

     5.11. No Solicitation. From and after the date of this Agreement until the earlier of (a) the Closing or (b) the termination of this Agreement pursuant to
Section 11.1 hereof, the Sellers shall not, and shall not permit any officer, director, agent, representative or affiliate of the Company, any Subsidiary or any Seller to, directly or indirectly: (i) enter into any written or oral agreement or understanding with any Person (other than the Buyer or its affiliates) regarding Another Transaction (as defined below); (ii) enter into or continue any negotiations or discussions with any Person (other than the Buyer or its affiliates) regarding the possibility of Another Transaction;
(iii) submit, solicit, initiate, encourage, participate in, or facilitate any proposal or offer (other than a proposal or offer of the Buyer or its affiliates) regarding Another Transaction; or (iv) except as otherwise required by Law, provide any non-public financial or other Confidential Information (including this Agreement and any other materials containing the Buyer's acquisition proposal and any other financial information, projections or proposals regarding the Company) to any Person (other than to the Buyer, its affiliates or their respective representatives) who to the Knowledge of the Company or the Sellers Know, or who the Company or the Sellers has reason to believe, would have any interest in participating in Another Transaction. As used herein, the term "Another Transaction" means the sale of any material assets of the Company or any Subsidiary (other than the sale of inventory in the ordinary course) or any sale, merger, consolidation, public offering, reorganization, dissolution, recapitalization, business combination or similar transaction involving any of the Company or any of the Company's capital stock (or rights to acquire such capital stock), including, without limitation, the Shares. The Sellers will notify the Buyer promptly if any third party makes any proposal, offer, inquiry or contact in respect of Another Transaction.

     5.12 Covenant Not to Compete.

     (a) Metromedia agrees that for a period of three years from and after the Closing Date (the "Non-Compete Period"), it will not engage directly or indirectly in the manufacture of diesel fuel injection systems, fuel system products, automotive engine components, automotive and truck maintenance products or fuel additives business similar to that historically engaged in by the Company (collectively, the "Business") anywhere in the world; provided, however, that nothing herein shall prohibit Metromedia from (i) being a passive owner of not more than 5% of the outstanding stock of any class of any other corporation that engages in the Business, so long as Metromedia has no active participation in the business of such corporation or (ii) engaging in any business in which it is currently engaged, either directly or indirectly.

     (b) During the Non-Compete Period, Metromedia shall not directly or indirectly through another entity, induce or attempt to induce any employee of the Company or any Subsidiary to leave the employ of the Company or any Subsidiary, or in any way interfere with the relationship among the Buyer, the Company, the Subsidiaries and any employee thereof.

     (c) If, at the time of enforcement of this Section 5.12, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Metromedia hereby agrees that the restrictions contained in this Section 5.13 are reasonable.

     (d) In the event of the breach or a threatened breach by Metromedia of any of the provisions of this Section 5.12, the Buyer, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by Metromedia of this
Section 5.12, the Non-Compete Period for Metromedia shall be tolled until such breach or violation has been duly cured.

     5.13 FIRPTA Certificate. The Company will provide the Buyer with a certificate in accordance with Treasury Regulation Section 1.1445-2(c)(3) certifying that the capital stock of the Company does not constitute a U.S. real property interest.

     5.14 Delivery of Monthly Financial Statements. Prior to the Closing, the Company shall deliver to the Buyer financial statements for each fiscal month ending after the date of this Agreement (the "Monthly Financial Statements") within thirty (30) days after the end of such fiscal month. All Monthly Financial Statements delivered pursuant to this Section 5.14 shall be prepared in a manner consistent with past practice.

     5.15 Company Debt. Metromedia covenants that at or prior to Closing, the Company or the Subsidiaries, as applicable, (i) will have the right to repay contemporaneously with the Closing, all of the Company Debt, and (ii) upon payment of such Company Debt by the Buyer at Closing, the Company and the Subsidiaries, as applicable, will be immediately able to obtain the release of all Liens on the assets or capital stock of the Company and the Subsidiaries securing such Company Debt. Seller shall provide or arrange to be provided to the Buyer releases and other customary documents from the Banks and other lenders of Company Debt in form and substance reasonably satisfactory to the Buyer relating to the repayment of Company Debt.

     5.16 Exercise of Warrants, Options or Other Rights. The Company and each Seller shall take all actions necessary to exercise all options, and warrants and exercise and covert the Preferred Stock into common stock of the Company or exercise other rights set forth in Section 3.8 of the Disclosure Schedule on or prior to Closing.

     5.17 Merger or Redemption. The parties covenant that in the event that, at least twenty-three (23) days prior to the Scheduled Closing Date, all of the Sellers have not executed this Agreement either personally or by a valid, enforceable power of attorney (the "Signing Condition"), they shall either, at the election of Metromedia (i) take all action necessary to cause a merger (the "Merger") of the Buyer with and into the Company (assuming that the Buyer will and does take all action required of the Buyer to effect the Merger), effective as of the Closing and the parties shall amend this Agreement to conform this Agreement to a merger transaction or (ii) fulfill their respective obligations, as set forth in Section 1.2.3, to cause the Redemption of the Shares of the Sellers who have not met the Signing Condition to occur on the Closing and, as applicable, Metromedia shall cause the Company to exercise the Bring-Along Right (together, the Redemption Option"). In the event the Redemption Option is exercised, this Agreement shall be effective as to those Sellers who met the Signing Condition and, as applicable, had their Shares purchased pursuant to the Bring-Along Right. Metromedia agrees to indemnify and hold harmless the Buyer Indemnitees from (1) In the event that the Merger is consummated or the Redemption Option is exercised, any additional costs, expenses, loss or Liabilities (including reasonable attorneys' fees) incurred by the Buyer Indemnitees which would not have been incurred if all the Sellers had executed this Agreement and a stock purchase transaction had been consummated in accordance with the terms of this Agreement and (2) any Damages incurred as a result of the invalidity or enforceability of any power of attorney granted to Metromedia by any Seller, provided, however, that Buyer shall pay, and Metromedia shall have no obligation to indemnify Buyer Indeminitees for, any attorneys' fees of Buyer related to the negotiation, preparation and execution of the documents necessary to cause the Merger or the Redemption, including but not limited to the Merger agreement. The parties agree that the Merger agreement shall be on the same terms and conditions as this Agreement, including but not limited to the Purchase Price, representations and warranties, covenants, and indemnification, with the only modification being the changes related to the mechanism for perfecting the Merger and paying the Purchase Price to the holder of the Shares. The parties further agree that they will act reasonably and in good faith to effect the Merger, if the Merger is required.

     5.18 Sellers' Representative. Each of the Sellers shall appoint Metromedia as its lawful representative (the "Seller Representative") to take such actions on behalf of the Sellers as are authorized by this Agreement and as otherwise may be necessary following the Closing to more effectively consummate the transactions contemplated by this Agreement. The Seller Representative shall be authorized, in the name and on behalf of each Seller in his, her or its capacity as such, to (i) dispute or refrain from disputing any claim made by the Sellers under this Agreement and the agreements contemplated hereby, (ii) negotiate or compromise any dispute which may arise under and exercise or refrain from exercising remedies available under, and made any determination under, this Agreement and the agreements contemplated hereby, and sign any releases or other documents with respect to such dispute or remedy,
(iii) waive any condition contained in this Agreement and the agreements contemplated hereby, (iv) give any and all consents under this Agreement and the agreements contemplated hereby, and (v) give such instructions and do such other things and refrain from doing such other things as the Seller Representative shall deem appropriate to carry out the provisions of this Agreement and the agreements contemplated hereby. Each of the Sellers agrees that it shall be bound by all actions taken or omitted to be taken by the Seller Representatives, all notices received, and agreements and determinations made, and documents executed and delivered by the Seller Representative under this Agreement and the agreements contemplated hereby. The Parties shall acknowledge and agree that the Seller Representative shall have no liability for acting in its capacity as such, except for such liabilities arising our of its gross negligence or willful misconduct. Each of the Sellers shall agree to indemnify and hold the Seller Representative harmless from any claims, liabilities, costs and expenses (including reasonable attorneys' fees) arising out of or relating to its actions as Seller Representative hereunder, other than any such claims, liabilities, costs and expenses finally determined by a court of competent jurisdiction to have arisen out of such Seller Representative's gross negligence or willful misconduct. The Sellers agree that the Buyer shall be entitled to deal exclusively with the Seller

Representative in respect of all interactions, notices, disputes and other matters relating to the Seller's obligations under this Agreement and the Seller Representative agrees to act on behalf of the Sellers in respect of all such matters.

     6. Conditions Precedent to the Obligation of the Buyer to Close. The obligation of the Buyer to enter into and complete the Closing is subject, at the option of the Buyer acting in accordance with the provisions of this Agreement with respect to termination hereof, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Buyer:

     6.1 Representations and Covenants. The representations and warranties of the Company, the Subsidiaries and the Sellers contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except for representations and warranties that speak as of a specific date or time other than the Closing Date, which shall be true as of such date or time. For purposes of determining whether a representation or warranty is true for the purposes of the condition set forth in the first sentence of this Section 6.1, any requirements in any representation or warranty that an event, fact, or circumstance be or not be material or cause or not cause a Company Material Adverse Effect shall be ignored, provided, however, that such representations and warranties shall be deemed to be true where the failure of such representations and warranties to be true shall not be materially adverse to the business, assets, liabilities, financial condition or results of operations of the Company or the Subsidiaries, taken as a whole. The Sellers shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on, prior to or as of the Closing Date. The Company and the Sellers shall have delivered to the Buyer certificates, dated the Closing Date and signed by an officer of the Company, each of the Sellers and Subsidiary as the case may be, to the foregoing effect; provided however, that in the event that (a) the condition of this Section 6.1 shall not be satisfied because one or more specific representations or warranties of the Company, the Subsidiaries or the Sellers are not true as of the Closing Date and (b) the Buyer agrees to waive satisfaction of such condition so that the transactions contemplated herein will be consummated, then the Company, the Subsidiaries and the Sellers, as the case may be, shall nevertheless provide the certificates referred to in this
Section 6.1, but such certificates shall exclude those specific representations and warranties which were not true as of the Closing Date.

     6.2 Opinion of Counsel to the Sellers and the Company. The Buyer shall have received the opinion of counsel of the Company and the Sellers, dated the date of the Closing, addressed to the Buyer, in form and substance reasonably satisfactory to the Buyer.

     6.3 Litigation.  No Action shall have been instituted before any

Governmental Body, or instituted or threatened by any Governmental Body, to restrain, modify or prevent the carrying out of the transactions contemplated hereby, or to seek damages or a discovery order in connection with such transactions.

     6.4 Directors. The Company and the Sellers shall have caused such of the directors and statutory auditors of the Company and the Subsidiaries as have been designated by the Buyer to have tendered to the Company or such Subsidiaries their resignations as directors of the Company and or of such
Subsidiaries,   effective as of the Closing Date.  The Sellers undertake that the Shareholders' meetings of Stanadyne Automotive S.p.A. shall be held duly called on the Closing Date as required to replace the directors and statutory auditors of Stanadyne Automotive S.p.A. who have resigned and the Sellers shall have granted to a representative of the Buyer a proxy to attend such meeting and vote thereon.


     6.5 Delivery of Stock Certificates. The Sellers shall have delivered to the Buyer at the Closing stock certificates representing all of the Shares duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer.

     6.6 Hart-Scott-Rodino. The parties shall have filed with the Federal Trade Commission and the Antitrust Division of the Department of Justice complete and accurate notification and report forms with respect to the transactions contemplated hereby, pursuant to the HSR Act and the rules promulgated thereunder, and the waiting period required to expire under such Act and rules, including any extension thereof, shall have expired prior to the Closing Date.

     6.7 Consents. All authorizations, approvals or consents listed in Exhibit
6.7 and those required to permit (i) the consummation of the transaction contemplated hereby and (ii) the Company and the Subsidiaries to conduct their respective business after the Closing Date on the same basis as conducted prior to the date hereof shall have been obtained and be in full force and effect, except where the failure to have obtained any such authorizations, approvals or consents would not reasonably be expected to result in a Liability in excess of $500,000 to the Company and the Subsidiaries, or materially interfere with the business of the Company or any Subsidiary, taken as a whole.

     6.8 No Company Material Adverse Change. Between January 1, 1997 and the Closing Date there shall have been no Company Material Adverse Change (other than those disclosed hereunder), provided that a Company Material Adverse Change shall be deemed to have occurred if, to the knowledge of the Company, an event, fact or circumstance has occurred which is substantially likely to result in a Company Material Adverse Change within 21 months after the date hereof.

     6.9 Financing. The Buyer shall have obtained financing, acceptable to the Buyer in its sole discretion, to consummate the transactions contemplated hereby.

     6.10 Title Insurance. A title insurance company selected by the Buyer (the "Title Company") shall be willing to insure at standard rates the Company's and the Subsidiary's (as applicable) marketable title in and to any owned real property in fee simple, free and clear of all Liens (other than Permitted Liens and matters disclosed in Section 3.12 of the Disclosure Schedule) including such endorsements and affirmative coverages as the Buyer shall reasonably require including without limitation non-imputation endorsements. The Sellers shall provide all such affidavits and indemnities as the Title Company reasonably shall require in order to afford such coverages. The Sellers shall have timely paid any and all real property transfer, transfer gains, stamp and other similar taxes, if any, assessed in connection with the transactions contemplated by this Agreement and shall have delivered evidence satisfactory to the Buyer and the Title Company of the payment of such taxes. The Buyer shall have received a survey of all real property owned by the Company or any Subsidiary, conforming to the minimum Standard Detail Requirements jointly established and approved in 1992 by ALTA and ACSM certified to the Company and the Title Company and showing no defects, encroachments or encumbrances other than other than the matters disclosed in Section 3.12 of the Disclosure Schedule. Such real property shall be in substantially the same condition and repair as that on the date of this Agreement, reasonable wear and tear excepted. If required pursuant to the terms of any lease described in Section
3.12 of the Disclosure Schedule, the Buyer shall have received from each landlord under such lease a consent to the transactions contemplated by this Agreement, in form and substance reasonably satisfactory to the Buyer.

     6.11 Certificates. The Buyer shall have received from the Company or the Subsidiaries, as applicable:

     (a) certificates executed by the secretary of the Company certifying as to the resolutions of the board of directors of the Company and the Shareholders authorizing the execution, delivery and consummation of the transaction contemplated by this Agreement;

     (b) a certificate of the secretary of the Company certifying as to the incumbency of the officers of the Company and as to the signatures of such officers who have executed documents delivered at the Closing on behalf of the Company;

     (c) a certificate, dated within three Business Days of the Closing Date, of the Secretary of State of the State of Delaware establishing that the Company is in existence and otherwise is in good standing to transact business in its state of incorporation, and certificates, dated within three business Days of the Closing Date, of the Secretary of State of the states of incorporation of each of the Subsidiaries establishing that each of the Subsidiaries is in existence and otherwise is in good standing to transact business is its state of incorporation; and

     (d) a certificate, dated within twenty-one days of the Closing Date, of the Secretaries of State of the States in which the Company is qualified to do business, to the effect that the Company is qualified to do business and is in good standing as a foreign corporation in each of such states, and certificates, dated within twenty-one days of the Closing Date, of the Secretaries of State of the states in which each of the Subsidiaries is qualified to do business, to the effect that each of the Subsidiaries is qualified to do business and is in good standing as a foreign corporation in each of such states.

     6.12 Execution of Agreement by All Sellers or Merger. Either (a) this Agreement shall have been executed by all of the Sellers, either individually or by Metromedia on behalf of any non-individual signing Seller, as authorized pursuant to a valid power of attorney for such purpose executed by such Seller in favor of Metromedia or (b) the Merger shall have occurred.

     7. Conditions Precedent to the Obligation of the Sellers to Close. The obligation of the Sellers to enter into and complete the Closing is subject, at the option of the Sellers acting in accordance with the provisions of this Agreement with respect to termination hereof, to the fulfillment of the following conditions, any one or more of which may be waived:

     7.1 Representations and Covenants. The representations and warranties of the Buyer contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. For purposes of determining whether a representation and warranty is true for the purposes of the condition set forth in the first sentence of this Section 7.1, any requirements in the representations and warranties that an event, fact or circumstance be or not be material shall be ignored provided, however, that such representations and warranties shall be deemed to be true where the failure of such representations and warranties to be true shall not be material to any Seller. The Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on, or prior to, or as of, the Closing Date. The Buyer shall have delivered to the Sellers a certificate, dated the Closing Date and signed by an officer of the Buyer to the foregoing effect; provided however, that in the event that (A) the condition in this Section 7.1 shall not be satisfied because one or more specific representations or warranties of the Buyer are not true as of the Closing Date and (B) the Sellers agree to waive satisfaction of such condition so that the transactions contemplated herein will be consummated, then the Buyer shall nevertheless provide the certificates referred to in this Section 7.1, but such certificates shall exclude those specific representations and warranties which were not true as of the Closing Date.

     7.2 Opinion of Counsel to the Buyer. The Sellers shall have received the opinion of Kirkland & Ellis, counsel to the Buyer, dated the date of the Closing, addressed to the Sellers, in form and substance reasonably satisfactory to the Sellers.

     7.3 Litigation. No Action shall have been instituted before any Governmental Body, or instituted or threatened by any Governmental Body, to restrain, modify or prevent the carrying out of the transactions contemplated hereby, or to seek damages or a discovery order in connection with such transaction.

     7.4 Hart-Scott-Rodino The parties shall have filed with the Federal Trade Commission and the Antitrust Division of the Department of Justice complete and accurate notification and report forms with respect to the transactions contemplated hereby, pursuant to the HSR Act and the rules promulgated thereunder, and the waiting period required to expire under such Act and rules, including any extension thereof, shall have expired prior to the Closing Date.

     7.5 Payment. The Buyer shall have delivered to the Sellers at the Closing the Preliminary Purchase Price by wire transfer of immediately available funds.

     7.6 Certificates. The Sellers shall have received from the Buyer the following:

     (a) certificates executed by the secretary of the Buyer, certifying as to the resolutions of the board of directors of the Buyer and the stockholders of the Buyer authorizing the execution, delivery and consummation of the transaction contemplated by this Agreement;

     (b) a certificate of the secretary of the Buyer certifying as to the incumbency of the officers of the Buyer, and as to the signatures of such officers who have executed documents delivered at the Closing on behalf of the Buyer;

     (c) a certificate, dated within three Business Days of the Closing Date, of the Secretary of State of the State of Delaware establishing that the Buyer is in existence and otherwise is in good standing to transact business in its state of incorporation; and

     (d) a certificate from AICF, certifying that it has contributed the equity portion of the Purchase Price to Buyer.

     8. Survival of Representations, Warranties and Covenants. Except as otherwise expressly provided in this Agreement, all representations and warranties of the parties made in this Agreement or in any certificate or other document delivered pursuant hereto or in connection herewith shall expire at the Closing; provided, however that notwithstanding anything to the contrary contained herein the representations and warranties of the parties contained in this Agreement shall survive until eighteen (18) months subsequent to the Closing Date, except that (a) the representations and warranties contained in Sections 3.7 (relating to outstanding capital stock), 3.8 (relating to options or other rights), and 3.11 (relating to Tax matters) and 3.21 (relating to Labor) shall survive indefinitely and not expire (except pursuant to applicable statutes of limitations) and (b) representations and warranties contained in
Section 10 (relating to environmental matters) shall survive until, and expire on, the third anniversary of the Closing Date; and, provided further, however, that the covenants contained herein shall survive without limitation as to time (except pursuant to applicable statutes of limitations).

     9. Indemnification.

     9.1 General Indemnification of Buyer. From and after the Closing Date and subject to the terms and conditions of this Section 9.1, Buyer and its directors, officers, employees, affiliates, controlling persons, stockholders, agents, and representatives, and their successors and assigns (collectively, the "Buyer Indemnitees") shall be indemnified and held harmless to the extent set forth in this Section 9 by Sellers (proportionate to their ownership of shares) in respect of any damage, loss, Liability and expense (including reasonable attorneys' fees) (collectively, "Damages") asserted against or actually incurred by any Buyer Indemnitee as a result of any misrepresentation in or breach of or failure to perform any representation, warranty, covenant and/or agreement made by Sellers or the Company (for covenants of the Company, solely with respect to pre-Closing matters only) in this Agreement; provided, however, that the Sellers' obligation to indemnify the Buyer Indemnitees pursuant to Section 9.1 hereof in respect of breaches of representations and warranties (other than representations and warranties made in Sections 3.2, 3.7 or 3.8) is subject to the following limitations:

     (i) the Buyer Indemnitees shall not be entitled to recover from the Sellers in respect of any claim for Damages resulting from a single inaccuracy or breach unless such Damages equal or exceed $150,000; provided, however that all claims for Damages directly arising out of the same facts or events resulting in such inaccuracy or breach shall be treated as a single claim. For the purposes of determining whether there has been a breach or an inaccuracy in respect of any representation or warranty for the purpose of Section 9.1, any requirement that an event or fact be or not be material or cause, or fail to cause, a Company Material Adverse Effect shall be ignored; and

     (ii) the Sellers shall have no obligation under this Section 9.1 unless and until the aggregate amount of Damages so incurred by Buyer Indemnitees in the aggregate for which Buyer Indemnitees are entitled to indemnification under this Section 9.1 plus the aggregate amount for which Buyer Indemnitees are entitled to indemnification under Section 10.3.3 exceeds $2,000,000, whereupon Sellers shall be liable to indemnify the Buyer Indemnitees for all such Damages in excess of such amount up to a maximum amount equal to $35,000,000;

     The indemnification provisions of this Section 9 shall be the sole and exclusive remedy of the Buyer Indemnitees, except as provided in Sections 10 and 11. The Sellers shall be obligated to indemnify the Buyer Indemnitees only for those claims giving rise to Damages as to which the Buyer Indemnitees have given the Sellers written notice of the basis of such claim thereof prior to the end of the Survival Period.

     Notwithstanding the foregoing, the indemnification obligations of Buyer under Section 9.5 and Section 10 shall be set forth in such sections and shall not be subject to the provisions of this Section 9.1. Notwithstanding anything to the contrary set forth in this Agreement, the Buyer Indemnitees shall be indemnified and held harmless by the Sellers (proportionate to their Share Ownership) for (i) any Damages asserted against or actually incurred by any Buyer Indemnitee arising out of any requirements imposed by the Internal Revenue Service as a condition of issuing determinations that the Precision Engine Products Tallahassee Hourly Pension Plan and the Stanadyne Automotive Corp. Pension Plan are qualified under Section 401(a) of the Code as amended for the provisions of the Tax Reform Act of 1986 and subsequent legislation and
(ii) the aggregate amount of the Weber Liability, if any, which the Company actually pays to Weber. Notwithstanding that the Buyer Indemnitees shall be indemnified and held harmless by the Sellers proportionate to their Share Ownership, the Buyer Indemnitees shall be entitled to recover from Metromedia any and all Damages for which the Buyer Indemnitees are entitled to indemnification under this Agreement (other than Damages asserted against or actually incurred by any Buyer Indemnitee as a result of any misrepresentation in or breach of any Several Representation by any Seller other than Metromedia) without having to seek any recourse first against the other Sellers. For purpose of this Agreement "Several Representation" shall mean any representation or warranty in Sections 3.2, 3.4, 3.5 or 3.7 which pertain to a Seller individually. Notwithstanding anything to the contrary set forth in this Agreement, Buyer shall not be indemnified by Metromedia for any Damages asserted against or actually incurred by the Buyer as a result of any misrepresentation in or breach of any Several Representation by any Seller other than Metromedia. Each Seller agrees that Metromedia may elect to seek, and is entitled to contribution and recovery from such Seller, proportionate to such Seller's Share Ownership, for any and all Damages recovered from Metromedia by the Buyer Indemnitees pursuant to this Agreement (except for Damages recovered as a result of any misrepresentation in or breach of or failure to perform by Metromedia any Several Representation), provided, however, that in the event that Metromedia elects not to seek such contribution and recovery, this provision shall be of no effect.

     9.2 Indemnification of Sellers. From and after the Closing Date, Sellers and their respective directors, officers, employees, affiliates, controlling persons, stockholders, agents, and representatives, and their successors and assigns (collectively, the "Seller Indemnitees") shall each be indemnified and held harmless to the extent set forth in this Section 9 by Buyer in respect of any and all Damages asserted against or actually incurred by Sellers Indemnities (i) as a result of any misrepresentation in or breach of or failure to perform any representation, warranty, covenant or agreement made by Buyer in this Agreement or (ii) except as may be limited by Section 10, resulting from Buyer's operation of the Company and is subsidiaries or ownership of the Shares after the Closing Date, provided, that the foregoing clause (ii) shall not be deemed to modify the obligations of Sellers under Section 9.1 and provided, further, that in the event of a conflict between this clause (ii) and Section 9.1, the provisions of Section 9.1 shall prevail. Buyer's obligation to indemnify the Sellers Indemnitees pursuant to Section 9.2 hereof is subject to the following limitations:


     (i) the indemnification provisions of this section 9 shall be the sole and exclusive remedy of the Sellers Indemnitees, except as provided in Sections 10 and 11; and

     (ii) the Buyer shall be obligated to indemnify the Sellers Indemnitees only for those claims giving rise to Damages as to which the Sellers Indemnitees have given the Buyer written notice of the basis of such claim thereof prior to the end of the Survival Period.

     9.3 Claims for Indemnification; Arbitration.

     9.3.1. If any party shall believe that it is entitled to indemnification pursuant to this Section 9 in respect of any Damages (an "Indemnitee"), such Indemnitee shall promptly give the appropriate indemnifying party notice of such claim (a "Notice of Claim"). Any such Notice of Claim shall set forth in reasonable detail and to the extent then known the basis for such claim for indemnification and the amount of the claim, to the extent specified or otherwise known. The failure of such Indemnitee to give the Notice of Claim for indemnification promptly shall not adversely affect such Indemnitee's right to indemnity hereunder except to the extent that the defense of any claim is prejudiced by such failure.

     9.3.2. No Person shall have any claim or cause of action as a result of any misrepresentation in or breach of or failure to perform any representation, warranty, covenant, agreement or obligation of any Indemnifying Party referred to in this Section 9 against any affiliate, stockholder, director, officer, employee, consultant or agent of such Indemnifying Party, unless any of the foregoing is a successor or assign of such Indemnifying Party. Nothing set forth in this Section 9 shall be deemed to prohibit or limit any Indemnitee's right at any time before, on or after the Closing Date, to seek injunctive or other equitable relief for the failure of any Indemnifying Party to perform any covenant or agreement contained herein.

     9.3.3 (a) All claims, disputes, controversies and other matters relating to the parties respective indemnification obligations under this Agreement (including the parties' respective indemnification obligations pursuant to Section 10) shall be settled by preliminary negotiation between the Buyer on the one hand and the Sellers on the other hand. If such preliminary negotiation is unsuccessful within 30 business days, then either party may refer the dispute to binding arbitration in accordance with procedures set forth in this Section 9.3.3. Without limiting the mandatory arbitration provision set forth in this Section 9.3.3, each party hereby (i) waives the right to bring an action in any court of competent jurisdiction with respect to any such claims, controversies and disputes (other than any such action to enforce the award or other remedy resulting from any arbitration pursuant to this Section 9.3.3), and (ii) waives the right to trial by jury in any suit, action or other proceeding brought on, with respect to or in connection with this Agreement.

     (b) Upon filing of a notice of demand for binding arbitration by either party, arbitration with the American Arbitration Association, or comparable association if the American Arbitration Association is no longer in existence, shall be commenced and conducted as follows:

     (i) All claims, disputes, controversies and other matters in question shall be referred to and decided and settled by a standing panel of three arbitrators, one selected by the Buyer, one by the Sellers and the third by the two arbitrators so selected. Selection of arbitrators shall be made within thirty days after the date of the first notice of demand given pursuant to this
Section 9.3.3(b) and within thirty days after any resignation, disability or other removal of such arbitrator. Following appointment, each arbitrator shall remain a member of the standing panel, subject to refusal only for just cause or resignation disability. Each of the Sellers hereby agrees that such standing panel shall hear all claims, whether or not all Sellers have the same interest in each claim, and that the Seller Representative shall select the arbitrator on behalf of all of the Sellers.

     (ii) The cost of each arbitration proceeding, including without limitation the arbitrator's compensation and expenses, hearing room charges, court reporter transcript charges, shall be borne by the parties as determined by the arbitrators in accordance with the terms of this Agreement. The arbitrators are specifically instructed to award attorneys' fees for instances of abuse of the discovery process.

     (iii) The site of the arbitration shall be in New York, New York unless the Buyer and the Sellers agree otherwise.

     (iv) The arbitrators shall have the power and authority to, and to the fullest extent practicable shall, abbreviate arbitration discovery in a manner that is fair to the Buyer and the Sellers in order to expedite the conclusion of each alternative dispute resolution proceeding.

     (v) The arbitration shall be governed by, and all rights and obligations specifically enforceable under and pursuant to, the Federal Arbitration Act.

     (vi) The arbitrators are empowered to render an award of general compensatory damages and equitable relief (including, without limitation, injunctive relief). The award rendered by the arbitrators (i) shall be final,
(ii) shall not constitute a basis for collateral estoppel as to any issue and
(iii) shall not be subject to vacation or modification. The arbitrators shall render any award or otherwise conclude the arbitration no later than 90 days after the date notice is given pursuant to this Section 9.3.3, and shall submit a written report providing the basis, in reasonable detail, for its decision.

               9.4  Defense of Claims.

     9.4.1 In connection with any claim which may give rise to indemnity under this Section 9 resulting from or arising out of any claim or proceeding against an Indemnitee by a person that is not a party hereto, the Indemnifying Party may (unless such Indemnitee elects not to seek indemnity hereunder for such claim), upon written notice to the relevant Indemnitee, assume the defense of any such claim or Proceeding if all Indemnifying Parties with respect to such claim or proceeding jointly acknowledge in writing to the Indemnitee its right to indemnity pursuant hereto in respect of the entirety of such claim (as such claim may have been modified through written agreement of the parties) and provide in writing assurances, reasonably satisfactory to such Indemnitee, that the Indemnifying parties will be financially able to satisfy such claim in full if such claim or proceeding is decided adversely. If the Indemnifying parties assume the defense of any such claim or proceeding, the Indemnifying Party shall select counsel reasonably acceptable to such Indemnitee to conduct the defense of such claim or proceeding, shall take all steps necessary in the defense or settlement thereof and shall at all times reasonably diligently and promptly pursue the resolution thereof. If the Indemnifying Parties shall have assumed the defense of any claim or proceeding in accordance with this Section 9.4, the Indemnifying Parties shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any such claim or proceeding, with the consent of the Indemnitee, which consent will be not unreasonably withheld or delayed; provided, that no such consent shall be required from such Indemnitee if the Indemnifying Parties shall pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness thereof; provided, further, that the Indemnifying Parties shall not be authorized to encumber any of the assets of any Indemnitee or to agree to any restriction that would apply to any Indemnitee or to its conduct of business; and provided, further, that a condition to any such settlement shall be a complete release of such Indemnitee and its affiliates, officers, employees and, if named as a defendant, consultants and agents with respect to such claim. Each Indemnitee shall be entitled to participate in the defense of any such action at its own cost and expense. Each Indemnitee shall, and shall cause each of its affiliates, officers, employees, consultants and agents to, cooperate fully with the Indemnifying Parties in the defense of any claim or Proceeding being defended by the Indemnifying Parties pursuant to this Section 9.4.

     9.4.2 If the Indemnifying Parties do not assume the defense of any claim or proceeding resulting therefrom in accordance with the terms of this Section 9.4.1, such Indemnitee may defend against such claim or proceeding in the manner as it may deem appropriate, including settling such claim or proceeding after giving notice of the same to the Indemnifying Parties, on such terms as such Indemnitee may deem appropriate. If the Indemnifying Parties seek to question the manner in which such Indemnitee defended such claim or proceeding or the amount of or nature of any such settlement, the Indemnifying Parties shall have the burden to prove by a preponderance of the evidence that such Indemnitee did not defend such claim or proceeding in a reasonably prudent manner.

     9.5 Tax Indemnity.

     9.5.1 Subject to the provisions of Section 9.5.3, the Sellers shall be liable for, and shall hold the Buyer and the Company and each of its Subsidiaries harmless from and against, any and all Taxes due or payable by, or on behalf of, the Company and each of its Subsidiaries for any taxable year or tax period ending on or before the Closing Date.

     9.5.2 Subject to the provisions of Section 9.5.3, for any taxable year or tax period beginning after the Closing Date, the Buyer and the Company shall be liable for, and shall hold the Sellers harmless from and against, any and all Taxes due or payable by the Company and each of its Subsidiaries or by the Sellers with respect to the Company and each of its Subsidiaries.

     9.5.3 Any Taxes for a tax period beginning before the Closing Date and ending after the Closing Date shall be apportioned between the Sellers and the Buyer in the case of real and personal property taxes, on a per diem basis and, in the case of other Taxes, based on the actual operations of the Company during the portion of such period ending on the Closing Date and the portion of such period beginning on the day following the Closing Date, and each such portion of such period shall be deemed to be a tax period subject to the provisions of Sections 9.5.1 and 9.5.2, above.

     9.5.4 Any refunds or credits of Taxes relating to a taxable year or tax period (including a period deemed to be a tax period under Section 9.5.3) (i) shall be for the account of the Buyer if such refund is attributable to the carry back of a loss to such period from any period ending after the Closing Date or if such period ends after the Closing Date, and (ii) shall be for the account of the Sellers in all other cases. The Buyer shall, and shall cause the Company to, use its best efforts to seek and shall cause the Company to forward to or to reimburse the Sellers for any such refunds or credits due the Sellers after receipt thereof, and the Sellers shall promptly forward or reimburse the Buyer for any refunds or credits due the Buyer after receipt thereof.

     9.5.5 If the Buyer or the Company becomes aware of any assessment, official inquiry, examination or proceeding that could give rise to an official determination with respect to Taxes due or payable for any taxable year or tax period ending on or before the Closing Date (including a period deemed to be a tax period ending on or before the Closing Date under Section 9.5.3), the Buyer shall promptly so notify the Sellers in writing. If the Sellers become aware of any official inquiry, examination or proceeding that could result in an official determination with respect to Taxes due or payable by the Buyer or the Company, the Sellers shall promptly so notify the Buyer in writing.

     9.5.6 The Sellers shall have the right, at the Sellers' expense, to conduct the contest and/or settlement of any issue raised in any official inquiry, examination or proceeding that could give rise to an official determination with respect to Taxes due or payable for any taxable year or tax period ending on or before the Closing Date (including a period deemed to be a tax period ending on or before the Closing Date under Section 9.5.3). The Buyer shall cooperate with the Sellers, as the Sellers may reasonably request, in any such inquiry, examination or proceeding.

     9.5.7 Any contest and/or settlement of any issue raised in an official inquiry, examination or proceeding that could result in an official determination with respect to Taxes due or payable that relate to a period deemed to be a tax period ending on or before the Closing Date under Section
9.5.3 and to a period deemed to be a tax period beginning after the Closing Date under Section 9.5.3 shall be conducted jointly by the Buyer and the Sellers and a settlement (at the administrative level or during the course of judicial proceedings) may only be entered into with the consent of both the Buyer and the Sellers, which consent shall not be unreasonably withheld.

     9.5.8 Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 9 (and the representations and warrants set forth in Section 3.11) shall survive until the expiration of the applicable statute of limitations.

     10. Environmental Indemnity

     10.1 Representations and Warranties and Covenant of Buyer.

     10.1.1 To the Knowledge of Buyer, except as set forth on Schedule 10.3.2 ("Schedule 10.3.2 Matters") or as set forth on Schedule 10 ("Known Environmental Matters"), there are no matters, conditions, situations, or remedial or compliance obligations which individually could reasonably be expected to give rise to Environmental Liabilities of the Company or the Subsidiaries of $150,000 or more. For the purposes of this Section 10, Consent Order No. HM-786 shall not be deemed one individual matter, condition, situation, or remedial or compliance obligation.

     10.1.2 Buyer has provided Sellers with a complete list and description of all environmental issues related to the Company and the Subsidiaries that were provided to Buyer by Environ Corporation, Buyer's environmental consultant, pursuant to Environ Corporation's environmental due diligence of the Company and the Subsidiaries.

     10.1.3 No environmental investigations (except visual observations) of the soil, sediments, surface water, groundwater, or the subsurface or any intrusive environmental investigations with respect to the Company or the Subsidiaries are currently planned or being undertaken by Buyer.

     10.1.4 The Company shall serve as responsible party, certifier, and signatory to all documents related to any so-called "transaction-triggered" or "responsible party transfer" Environmental Requirements, including, but not limited to the requirements of Section 22a-134 et seq. of the Connecticut General Statutes, provided that Sellers acknowledge that certain transaction-triggered requirements may ultimately be subject to Sellers' indemnification under this Agreement. In particular, for purposes of Sections 22a-134 et seq. of the Connecticut General Statutes, the Company shall serve as "Certifying Party," Sellers shall serve as "transferor," and Buyer shall serve as "transferee." Prior to the Closing Date, Sellers shall prepare, or arrange for the Company to prepare, the required Property Transfer Program Form and the Environmental Condition Assessment Form, provided that, prior to the Closing Date, Sellers shall permit Buyer a reasonable opportunity to comment on draft versions of such forms, and the final versions of such forms shall be reasonably satisfactory to Buyer. Within 10 days following the Closing Date, Buyer shall ensure that the Company submits the completed forms to the Connecticut Department of Environmental Protection, as required. Nothing in this Section 10.1.4 shall limit, restrict or otherwise affect the indemnification obligations of the Sellers under this Agreement.

     10.2 Representation and Warranty of Sellers.

     10.2.1 To the Knowledge of Sellers and the Company, except as set forth on
Schedule 10.3.2 ("Schedule 10.3.2 Matters") or as set forth on Schedule 10 ("Known Environmental Matters"), there are no matters, conditions, situations, or remedial or compliance obligations which individually could reasonably be expected to give rise to Environmental Liabilities of the Company or the Subsidiaries of $150,000 or more. For purposes of this Section 10, Consent Order No. HM-786 shall not be deemed one individual matter, condition, situation, or remedial or compliance obligation. In addition, characterization of a matter, condition, situation, or remedial or compliance obligation as a "Known Environmental Matter" or a "Schedule 10.3.2 Matter" is not an admission that such matter will give rise to Environmental Liabilities of the Company or the Subsidiaries of $150,000 or more.

     10.3 Environmental Indemnification of Buyer.

     10.3.1. In accordance with the terms and provisions of this Section 10, Sellers shall indemnify and hold harmless the Buyer Indemnitees for all Environmental Liabilities arising from Known Environmental Matters.

     10.3.2 In accordance with the terms and provisions of this Section 10, Sellers shall indemnify and hold harmless the Buyer Indemnitees and assume Principal Management for Environmental Liabilities arising from Schedule 10.3.2 Matters, provided that, Sellers' obligation to indemnify the Buyer Indemnitees under this Section 10.3.2 is subject to the following limitations:

     (i) Sellers shall conduct and pay for all pre-remedial costs of investigating each Schedule 10.3.2 Matter;

     (ii) Buyer shall pay for, and Sellers shall have no liability or obligation to pay for any costs (including the costs of any additional investigation that is required after remedial efforts have begun) arising from a Schedule 10.3.2 Matter until Buyer has paid the first $20,000 of such remedial costs arising from such Schedule 10.3.2 Matter (the "Buyer Remediation Obligation");

     (iii) Additional remediation costs arising from each Schedule 10.3.2 Matter in excess of the Buyer Remediation Obligation in respect of such matter shall be shared equally by Buyer and Sellers on a dollar-for-dollar basis provided that the maximum expenditure by Buyer for all such additional remediation costs arising from 10.3.2 Matters in excess of the Buyer Remediation Obligation shall not exceed $300,000 in the aggregate excluding the Buyer Remediation Obligation. Any such additional remediation costs arising from Schedule 10.3.2 Matters in excess of such amount shall be the responsibility of Sellers.

     10.3.3 In accordance with the terms and provisions of this Section

10 and subject to certain other provisions of this Agreement, Sellers shall indemnify and hold harmless the Buyer Indemnitees for Other Environmental Liabilities, provided that, Sellers shall have no indemnification obligation for any Other Environmental Liability unless (a) any such Other Environmental Liability constitutes or results from a Required or Prudent Environmental Action, (b) a Notice of Claim describing the basis for the Other Environmental Liability is received by Sellers on or before the third anniversary of the Closing Date, and (c) before the third anniversary of the Notice of Claim, Required or Prudent Environmental Action is necessary with respect to the Other Environmental Liability that is described in the Notice of Claim. Notwithstanding anything to the contrary, Sellers shall have no obligation to indemnify the Buyer Indemnitees for any Buyer Exacerbation. In addition, Sellers' obligation to indemnify the Buyer Indemnitees for Other Environmental Liabilities is subject to the following limitations:

     (i) Sellers shall have no obligation to indemnify the Buyer Indemnitees for an indemnification claim in respect of any Other Environmental Liabilities arising from any single matter unless such Other Environmental Liabilities arising from such matter equal or exceed $150,000, provided that all claims for indemnification for Other Environmental Liabilities arising out of the same facts, events, or conditions shall be treated as a single matter. For purposes of this obligation, a single order, directive, or Connecticut Transfer Act obligation that addresses or requires to be addressed multiple issues that do not arise out of the same facts, events, or conditions shall not be considered a single matter.

     (ii) Sellers shall have no obligation under this Section 10.3.3 unless and until the aggregate amount of Other Environmental Liabilities incurred by the Buyer Indemnitees and the aggregate amount of Damages incurred by Buyer Indemnities under Section 9.1 exceed $2,000,000, whereupon Sellers shall be liable to indemnify the Buyer Indemnitees for all such Other Environmental Liabilities in excess of such amount up to a maximum amount equal to $35,000,000, less any amounts for which Sellers have indemnified the Buyer Indemnitees pursuant to Section 9.1 of this Agreement.

     10.3.4 In the event that Buyer assigns its rights and delegates its obligations hereunder pursuant to Section 12.7, such assignment shall not be permitted unless such assignee agrees to be bound by Buyer's obligations and responsibilities under this Section 10. Should such assignment occur, for purposes of this Section 10, "Buyer" shall be read to include such assignee.

     10.3.5 Environmental Liabilities arising from the matters set forth on
Schedule 10.3.5 shall constitute Other Environmental Liabilities.

     10.4 Environmental Indemnification of Seller.

     10.4.1 Buyer shall hold harmless and indemnify the Seller Indemnitees for any Buyer Exacerbation.

     10.5 Procedures and Conditions Pertaining to Indemnification of Buyer or Sellers for Environmental Matters.

     10.5.1 The following procedures and conditions shall pertain to the indemnification of Buyer Indemnitees or Seller Indemnitees for Environmental Liabilities. In the event of a conflict between this Section 10 and any other Section of this Agreement, this Section 10 shall control.

     10.5.2 If any party shall believe that it is entitled to indemnification with respect to Environmental Liabilities (an "Indemnitee"), it shall submit a Notice of Claim to the Indemnifying Party. Any such Notice of Claim shall set forth in reasonable detail and to the extent then known, the basis of such claim for indemnification and the amount of the claim to the extent specified or otherwise known. The failure of such Indemnitee to give the Notice of Claim for indemnification promptly shall not adversely affect such Indemnitee's right to indemnity hereunder except to the extent that the recipient is prejudiced by such failure or in the case of a Notice of Claim by Buyer, or to the extent there has been Buyer Exacerbation. Notwithstanding the foregoing, Sellers shall have no indemnification obligation for any Other Environmental Liability unless a Notice of a Claim describing the basis for the Other Environmental Liability is received by Sellers on or before the third anniversary of the Closing Date.

     10.5.3 Upon receipt of a Notice of Claim and after all applicable dollar thresholds for indemnification have been met, the Indemnifying Party shall be entitled to assume Principal Management of all or a portion of the claim. To assume Principal Management, the Indemnifying Party must provide to the Indemnitee within 30 days of said notice, or such shorter period as may be dictated by exigent circumstances, written notice (i) that it intends to assume primary responsibility for all or a portion of the claim (to the extent Sellers assume Principle Management it shall be on behalf of the Company or its Subsidiaries), (ii) that the Indemnitee has a right to indemnity pursuant hereto in respect of all or a portion of such claim, and (iii) that the Indemnifying Party will be financially able to fully satisfy such claim. In the event the Indemnifying Party does not elect to undertake Principal Management of all or a portion of such claim, the Indemnitee shall assume Principal Management. Any acknowledgment by the Indemnifying Party that the Indemnitee is entitled to indemnification shall be without prejudice to any of the Indemnifying Party's rights to seek indemnity or contribution from any third parties (as well as from the Indemnitee, to the extent such indemnity or contribution right is provided for under this Agreement). As of the Closing Date, Sellers are deemed to have received notice of, and assumed Principal Management with respect to the matters designated with an asterisk on the Known Environmental Matters Schedule.

     10.5.4 The party not exercising Principal Management with respect to a particular claim or portion thereof shall be entitled, at its sole cost and expense, to reasonably participate with the party exercising Principal Management. Such participation may include, without limitation: (i) the right to receive copies of all reports, workplans and analytical data submitted to Governmental Bodies, all notices or other letters or documents received from Governmental Bodies, any other documentation and correspondence material to the claim, and notices of material meetings; (ii) the opportunity to attend and participate in such material meetings, provided that at such meetings the party not exercising Principal Management shall not impair or impede the good faith efforts and objectives of the party exercising Principal Management to address, complete and resolve the claim; and (iii) the right of reasonable consultation with the party exercising Principal Management. In addition, during the period when either party is undertaking Principal Management, such party shall: (iv) give the other party reasonable advance notice of, and a reasonable opportunity to participate in, material decisions with respect thereto, (v) obtain the other party's consent prior to undertaking any material action, provided that such consent shall not be unreasonably withheld or delayed.

     10.5.5 Unless a Required or Prudent Environmental Action, Indemnitee shall not (i) take any action which could reasonably be expected to initiate or encourage a claim by a third party, including any Governmental Body, concerning an Environmental Matter that is subject to indemnification pursuant to this
Section 10, or (ii) offer unsolicited information to Governmental Bodies regarding such Environmental Matter or otherwise initiate, advance, or encourage any additional inspections or claims or expand the scope of any inspection or claim regarding such Environmental Matter. During the period a party is undertaking Principal Management with respect to an Environmental Matter, the other party shall not, except to the extent it is a Required or Prudent Environmental Action, initiate contact or engage in communications with any Governmental Body concerning such Environmental Matter without first obtaining the other party's consent, provided that such consent shall not be unreasonably withheld or delayed. Provided Buyer undertakes good faith efforts to promptly notify Sellers and to allow Sellers to undertake Principal Management, Buyer may take such action as is reasonable under the circumstances to respond to an imminent and substantial threat to human health or the environment arising from such Environmental Matter that is subject to indemnification pursuant to this Section 10, and such action shall be included as Environmental Liabilities arising from such Environmental Matter. Buyer shall not initiate or conduct any environmental investigations (except for visual observations) of the soil, sediments, surface water, groundwater, or the subsurface or any intrusive environmental investigations with respect to the Company or the Subsidiaries (iii) related to Known Environmental Matters, and
(iv) prior to the third anniversary of the Closing Date, without Sellers' consent, which shall not be unreasonably withheld or delayed, Buyer shall not initiate or conduct any environmental investigations (except for visual observations) of the soil, sediments, surface water, groundwater, or the subsurface or any intrusive environmental investigations with respect to the Company or the Subsidiaries related to Other Environmental Liabilities or
Schedule 10.3.2

Matters. Notwithstanding the above but subject to the other applicable provisions of this Agreement, Buyer may initiate and conduct environmental investigations of the soil, sediments, surface water, groundwater, or the subsurface or any intrusive environmental investigations with respect to (v) a matter for which Buyer has Principal Management, (vi) a matter for which Sellers have Principal Management, and such investigations are a Required or Prudent Environmental Action, provided that Buyer shall not undertake such investigations if Sellers are exercising good faith with respect to its Principal Management of such Matter unless Buyer believes, in Buyer's reasonable judgment, that Buyer's failure to conduct such investigations would cause Buyer to violate the law or would result in a material increase in Environmental Liabilities that would not be subject to indemnification of Buyer Indemnitees by Sellers with respect to such matter or (vii) a matter for which the dollar thresholds or other conditions for indemnification have not been met, and such investigations are a Required or Prudent Environmental Action, provided that Buyer shall initiate or conduct any such investigation under subsection (vi) or (vii) of this Section 10.5.5 in good faith and in a responsible and reasonable manner, and provided that prior to initiating or conducting any such investigation Buyer shall notify Sellers and allow the Sellers to reasonably participate in such investigation at Sellers' expense. Such reasonable participation may include, at Sellers' option, without limitation: (1) the right of reasonable consultation with Buyer and such entity performing such investigation on behalf of Buyer regarding the scope, nature, and advisability of such investigation; (2) the right to promptly receive all material information, copies of all workplans, reports, and analytical data with respect to such investigation, any other documentation and correspondence material to the investigation, and notices of material meetings; (3) reasonable opportunity to attend and participate in such material meetings, provided that at such meetings Seller not impair or impede the good faith efforts and objectives of Buyer to initiate, conduct, or complete the investigation; and (4) the right to receive reasonable advance notice of and reasonable opportunity to participate in material decisions with respect thereto with the understanding that Sellers shall not have a veto right with respect to such decisions; and (5) reasonable opportunity to attend and participate in such investigation, including, but not limited to, collecting split samples, at Sellers' expense.

     10.5.6 The party undertaking Principal Management for any matter hereunder shall manage the matter in good faith and in a responsible and reasonably cost effective manner, and any activities conducted in connection therewith shall be commenced reasonably promptly and pursued reasonably diligently and in a commercially reasonable and technically feasible manner, subject to the schedules and approvals required by the applicable Governmental Body. If the party undertaking Principal Management fails to comply with these requirements, the other party shall have the right to take Principal Management of the matter. The parties agree to reasonably cooperate with one another in connection with addressing any environmental matter that is subject to indemnification under this Agreement, including but not limited to cooperating to obtain contribution or indemnification or other funding with respect to such matter from third parties or a Governmental Body and cooperating with the efforts of the party undertaking Principal Management to obtain any consents required to secure maximum flexibility that is reasonably practicable under federal and state remediation standard regulations and achieve a reasonably cost effective investigation and remediation (including institutional controls including but not limited to certain deed restrictions) that will not unreasonably interfere with the operations of the Company, unless or to the extent such interference or impairment is caused by Buyer's misconduct or negligence. In particular, remediation may include deed restrictions that prohibit use of the property for residential or commercial purposes, limit the property to industrials uses, limit or restrict the use of groundwater beneath the property (provided that such groundwater was not previously being used) or limit or restrict the use of soils beneath the existing buildings at the property. Except with respect to the "Southeast Corner" as provided for in detail below, such remediation may not include deed restrictions that require that a cap or cover be maintained over a portion of the property, or that otherwise unreasonably interfere with or unreasonably limit the ability or opportunity to expand existing buildings, parking lots, or other structures on the property, or construct additional structures on the property. Notwithstanding the foregoing, Buyer agrees that Sellers are permitted to record such deed restrictions as may be desirable to reduce the cost or need for investigation or remediation in the Southeast Corner Project Area as set forth on Schedule 10.5.6.

     10.5.7 In the event it undertakes Principal Management of any Environmental Matter, Sellers shall, upon reasonable notice to Buyer, have reasonable access to the relevant facility of Buyer. Buyer shall also provide Sellers reasonable access to its employees, and relevant non-privileged records and documents. Buyer shall also allow Sellers the reasonable incidental use of electricity at its premises. Sellers shall be responsible for the pro rata cost of any sustained use of electricity by Sellers, such as for a groundwater remediation system. Sellers shall undertake all activities that it conducts or coordinates hereunder in accordance with Environmental Requirements, and in a manner that does not unreasonably interfere with the day-to-day operation of the relevant facility of Buyer. Notwithstanding the foregoing, Buyer understands that certain remediation actions could be subject to technical limitations, or mandated under Environmental Requirements, or otherwise be required by a Governmental Body, which might require relocating machinery and/or disrupting operations temporarily without materially impairing such operations. The parties agree to cooperate with and use reasonable efforts to reduce any such relocation or disruption costs. Sellers shall take such precautions as may reasonably be necessary to minimize physical damage to Buyer's facility or property, and shall indemnify Buyer with respect to such damage, unless or to the extent such damage is caused by Buyer's misconduct or negligence. Buyer is aware and agrees to permit Sellers to utilize a portion of the Warehouse Building at the Company's Windsor, Connecticut facility for the installation, maintenance and operation of groundwater and soil remediation systems, an area more fully described as being approximately the 45 foot by 60 foot portion of the Warehouse Building located immediately to the east and northeast of that portion of the building labeled "Waste Storage" in an attachment to a letter dated July 8, 1997 from Kathy Golas to Donna Seresin in response to a letter dated June 17, 1997 from Ms. Seresin to Ms. Golas regarding Consent Order No. HM-786 (as shown on Schedule 10.5.7, with cross-hatch markings indicating the approximately 45-foot by 60-foot portion) without cost to Sellers.

     10.5.8 An Environmental Matter shall be deemed to have been adequately completed, resolved, and discharged to the extent that: (i) any investigation, removal, remedial, cleanup, corrective, or compliance action ("Remedial Action") reasonably mitigates the threats to human health or the environment that were the basis for the Remedial Action and achieves compliance with Environmental Requirements as reasonably interpreted and applied, taking into account all relevant facts and circumstances, including without limitation, reasonable and customary interpretation by the local business community and the same or similar industry or complies with any written directive or order of any Governmental Body (subject to either party's right to challenge or negotiate with such Governmental Body regarding the appropriateness or scope of such directive or order in good faith and in compliance with law), (ii) all assessed fines, penalties, and damages have been paid, settled, or resolved, except where none are assessed, and (iii) all alleged related governmental and third party actions have been paid, settled, or resolved, except where none are imposed. Sellers shall not be required to render any affected industrial facility suitable for use beyond use as a industrial property, provided that any Remedial Action undertaken with respect to an Environmental Matter shall meet all lawful requirements imposed by a Governmental Body. Sellers shall be responsible for any costs arising out of changes in Environmental Requirements, including changes in action levels or cleanup standards promulgated thereunder, during the period from the Closing Date until the completion of a Remedial Action. Any costs arising out of changes in Environmental Requirements after the completion of a Remedial Action an Environmental Matter shall be the responsibility of the Buyer.

     10.5.9 Within 45 days after the Closing Date, Sellers and Buyer shall each provide the other written notice of a primary and authorized contact for communications regarding environmental matters subject to indemnification pursuant to this Agreement. Written notice shall be provided if a party's contact is changed.

     10.5.10 To the extent Seller assumes Principal Management with respect to an Environmental Matter it shall be on behalf of the Company or the Subsidiaries.

     10.5.11 All claims, disputes, controversies, and other matters related to an Environmental Matter subject to indemnification under this Agreement (including without limitation the management, investigation, remediation, completion, settlement, or resolution of such matter) or related to the respective indemnification obligations of the parties with respect to an Environmental Matter (collectively "Environmental

Indemnification Disputes") shall be subject to arbitration pursuant to Section 9.3.3, as supplemented and modified by this Section 10.5.11. In the event of a conflict between Section 9.3.3 and this Section 10.5.11, this Section 10.5.11 shall control. To reduce the cost of arbitration and to accelerate the arbitration process, a single arbitrator shall be used for Environmental Indemnification Disputes. The arbitrator shall be selected in accordance with the rules of the American Arbitration Association. The arbitrator shall be knowledgeable with respect to Environmental Requirements in the state or jurisdiction in which the matter is located that gave rise to the Environmental Indemnification Dispute. The same arbitrator shall arbitrate subsequent Environmental Indemnification Disputes in the same jurisdiction, unless a party requests within seven days after the filing of the demand for arbitration with respect to the subsequent Environmental Indemnification Dispute that a different arbitrator be selected. If, as a result of exigent circumstances, deadlines imposed by a Governmental Body, or other circumstances outside the control of the parties, an Environmental Indemnification Dispute must be resolved on an expedited schedule, the time frames set forth in Section 9.3.3 shall be shortened, as appropriate and permitted by the arbitrator or as mutually agreed to by the parties. To the extent reasonably practicable, all related or similar Environmental Indemnification Disputes shall be consolidated so as to avoid duplicative, or similar and repetitive arbitration proceedings. In order to speed up the resolution of any Environmental Indemnification Disputes that may arise with respect to the Company's Windsor, Connecticut facility, within 90 days after the Closing Date the parties shall arrange for an arbitrator for such matters to be selected in accordance with the rules of the American Arbitration Association, regardless of whether any Environmental Indemnification Disputes have arisen during such time, and such arbitrator shall arbitrate Environmental Indemnification Disputes that may arise with respect to the Company's Windsor, Connecticut facility, unless a party requests that a different arbitrator be selected in accordance with the procedures herein.


     11. Termination of Agreement.

     11.1 Termination. This Agreement may be terminated prior to the Closing as follows:

     (i) at the election of the Sellers, if any one or more of the conditions to the obligation of the Sellers to close has not been fulfilled as of the Scheduled Closing Date; provided, however that such conditions have not occurred because of a breach of this Agreement by the Sellers, the Company or any Subsidiary;

     (ii) at the election of the Buyer, if any one or more of the conditions to the obligation of the Buyer to close has not been fulfilled as of the Scheduled Closing Date; provided, however that such conditions have not occurred because of a breach of this Agreement by the Buyer;

     (iii) at the election of the Sellers, if the Buyer (A) has materially breached any representation, warranty, covenant or agreement contained in this Agreement and such breach would have materially affected the Buyer's ability to consummate the transactions contemplated hereby or (B) has breached or failed in any material respect to perform or comply with any of its material covenants and agreements contained herein; provided, however that if any such breach or failure is curable by the Buyer through the exercise of its commercially reasonable efforts and for so long as the Buyer shall be so using its commercially reasonable efforts to cure such breach or failure, the Sellers may not terminate this Agreement pursuant to this Section 11.1(iii) unless such breach or failure is not cured within 30 days after notice by the Sellers;

     (iv) at the election of the Buyer, if the Sellers, the Company or any Subsidiary (A) have materially breached any representation, warranty, covenant or agreement contained in this Agreement and such breach would have caused a Company Material Adverse Effect or (B) have breached or failed in any material respect to perform or comply with any of its material covenants and agreements contained herein; provided, however that if any such breach of failure is curable by the Sellers, the Company or the Subsidiaries, as applicable, through the exercise of their respective commercially reasonable efforts and for so long as the Sellers, the Company or the Subsidiaries, as applicable, shall be so using its commercially reasonable efforts to cure such breach or failure, the Buyer may not terminate this Agreement pursuant to this Section 11.1(iv) unless such breach or failure is not cured within 30 days after notice by the Buyer;

     (v) at the election of the Sellers or the Buyer if any Governmental Body shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their commercially reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the material transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; or

     (vi) at any time on or prior to the Closing Date, by mutual written consent of the Sellers and the Buyer.

     If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Section 11.2. Notwithstanding anything herein to the contrary, if this Agreement is terminated pursuant to
Section 11.1 (i) or (ii) (to the extent that such termination under Section 11.1(i) or (ii) is based on a breach of covenant, agreement, representation or warranty by a party hereto), or (iii) or (iv), the Sellers (if the Agreement is so terminated pursuant to Section 11.1(i) or terminated pursuant to Section 11.1(iii)) and the Buyer (if the Agreement is so terminated pursuant to Section 11.1(ii) or terminated pursuant to Section 11.1(iv)) shall be liable to any

Buyer Indemnitee or any Seller Indemnitee, as applicable, (x) for all Damages actually incurred by such party (which Damages, for purposes of this provision shall be deemed to include any Damages incurred by the Company or any Subsidiary, each of which shall, for purposes of this provision, be deemed to be a Seller Indemnitee) as a result of a breach by the other party of any covenant or other agreement contained in this Agreement (with respect to Sellers' breach, other than breaches of Sections 5.2 and 5.10 and breaches of
Section 5.1(a) with respect to which Seller does not have Knowledge) and (y) for all Damages actually incurred by such party as a result of a breach by the other party of any representation or warranty contained in this Agreement, provided that such Damages shall be limited to an amount equal to the reasonable out-of-pocket fees and expenses actually incurred by such party (which, in the case of the Sellers, shall include such fees and expenses actually incurred by the Company or any Subsidiary) in connection with the transactions contemplated by this Agreement, including, without limitation, investigation of the Company, the negotiation and preparation of this Agreement and the obtaining of financing for the transaction contemplated by this Agreement. In addition, nothing contained in this Section 11.1 shall impair the right of any party to compel specific performance by the other party of its obligations under this Agreement. In addition, nothing contained in this Section 11 shall be deemed to impair the right of any party to compel specific performance by the other party of its obligations under this Agreement.

     11.2 Effect of Termination. If this Agreement is terminated and the transactions contemplated hereby are not consummated as described above, this Agreement shall become void and of no further force and effect, except for the continuing obligation of the Buyer pursuant to Section 5.7 to keep certain matters confidential and not to use any information and data obtained by it from the Company and except for the provisions of Sections 5.3, 5.4, 5.5 and
12.2 which shall continue in full force and effect.

          12.  Miscellaneous.

     12.1 Certain Definitions. As used in this Agreement, the following terms have the following meanings unless the context otherwise requires:

     (i) "Affiliate" with respect to any Person, means any other Person controlling, controlled by or under common control with such Person.

     (ii) "Banks" means all of the banks who are parties to the Credit
Agreement.

     (iii) "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

     (iv) "Business Day" means any day other than Saturday, Sunday or public holiday on which commercial banks in New York, New York are required to be closed.

     (v) "Company Debt" means any outstanding indebtedness of the Company, including without limitation accrued interest, fees, penalties and premiums or payments in addition to principal, which is outstanding under (i) the Credit Agreement dated as of February 2, 1995, as amended by, and among Stanadyne Automotive Corp., the Company, The Bank of New York and Kleinwort Benson Limited (as Agent) (the "Credit Agreement"), or (ii) the existing overdraft facility of Stanadyne S.P.A.

     (vi) "Company Material Adverse Change" means a material adverse change in the business, assets, liabilities, financial condition or results of operations of the Company or the Subsidiaries, taken as a whole, provided that any event, occurrence, development or state of circumstances or facts or changes which is applicable to or resulting from changes to the United States economy or the industry in which the Company and/or its subsidiaries operate generally shall be excluded from such determination.

     (vii) "Company Material Adverse Effect" means a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Company or the Subsidiaries, taken as a whole.

     (viii) "Confidential Information" means any proprietary, confidential or non-public information concerning the Company or any Subsidiary.

     (ix) "Contracts and other Agreements" means all contracts, agreements, understandings, indentures, notes, bonds, loans, instruments, leases, mortgages, franchises, licenses, commitments or other binding arrangements, express or implied.

     (x) "Debt" means, without duplication, (a) any outstanding indebtedness of the Company or Subsidiaries in respect of borrowed money (including, without limitation, accrued interest, fees, penalties and premiums or payments in addition to principal) evidenced by bonds, notes, debentures or other similar instruments or letters of credit (or reimbursement obligations in respect thereof), banker's acceptance or any overdraft facility, (b) outstanding capitalized indebtedness under any lease which, in accordance with GAAP, would be required to be shown as a liability on the face of a balance sheet of the Company or any Subsidiary on such date, (c) the balance deferred and unpaid of the purchase price of any property or services which is not a current liability included in the definition of Working Capital and would be required to be shown as a liability on the face of a balance sheet of the Company or any Subsidiary on such date, in each case in accordance with GAAP (e.g. that portion of any purchased equipment which, as part of the purchase price, was paid by giving a note with a term of greater than one year to the seller of such equipment; a fee for services which have been fully performed but which is payable on a long term basis, such as in installments over a three-year period), except any such balance that constitutes an accrued expense or account payable, in each case incurred in the ordinary course of business. "Debt" shall not include, without limitation, (i) the amount of the deferred purchase price for assets acquired by Stanadyne SpA in 1991 from Weber associated with the Bari, Italy operations, which amount is included in the current accrued expense accounts of the Company and which amount, as of August 31, 1997 was $813,000 (the "Weber Liability") or (ii) any accumulated post-retirement, post-employment or pension benefit obligation, post-employment or pension as required to be reported under GAAP.

     (xi) "Document or other papers" means any document, agreement, instrument, certificate, notice, consent, affidavit, letter, telegram, telex, statement, schedule (including any to this Agreement), exhibit (including any Exhibit to this Agreement) or any other paper whatsoever.

     (xii) "GAAP" means United States generally accepted accounting principles.

     (xiii) "Governmental Body" means any government or political subdivision thereof, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any judicial, quasi-judicial or regulatory body.

     (xiv) "Intellectual Property Rights" means any and all patents, patent applications, trademarks, service marks, trademark or service mark applications and registrations, trade and corporate names, Internet domain names, copyrights, copyright applications and registrations, trade secrets, know-how (including but not limited to ideas, formulae, compositions, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, and technical data), technology, computer software and software systems, business and marketing plans, customer and supplier lists, confidential information and all other proprietary property, rights and interests.

     (xv) "Knowledge" means with respect to the Sellers or the Company, the knowledge after due inquiry of any Seller or any officer, director or management level employee of any of the Company, any Subsidiary or any Seller, and with respect to the Buyer, the knowledge after due inquiry of any officer, director or management level employee of the Buyer.

     (xvi) "Liability" means any liability or obligation (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due).

     (xvii) "Lien" means any lien, pledge, mortgage, security interest, claim, lease, license, charge, option, right of first refusal, easement, servitude, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

     (xviii) "Permitted Liens" means (i) Liens for Taxes or other governmental charges or levies which are not delinquent or are being contested in good faith and by appropriate proceedings, and, if required by GAAP, with respect to which adequate reserves have been established, and are being maintained in accordance with GAAP, (ii) mechanic's, worker's, materialmen's and other like Liens arising in the ordinary course of business in respect of obligations which are not delinquent or which are being contested in good faith and by appropriate proceedings, and, if required by GAAP, with respect to which adequate reserves have been established, and are being maintained, in accordance with GAAP, and
(iii) Liens arising in the ordinary course of business for sums being contested in good faith and by appropriate proceedings, and, if required by GAAP, with respect to which adequate reserves have been established, and are being maintained, in accordance with GAAP.

     (xix) "Person" means any individual, corporation, limited liability company, general, limited or limited liability partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

     (xx) "Preferred Stock" means the Cumulative Convertible Preferred Stock issued by the Company pursuant to the Certificate of Designation of the Company dated as of February 8, 1989, as amended (the "Certificate of Designation").

     (xxi) "Property" means real, personal or mixed property, tangible or intangible.

     (xxii) "Reference Rate" means the amount which the Chase Manhattan Bank announces from time to time as its reference rate.

     (xxiii) "Seller Expenses" means any out-of-pocket fee, expense or cost incurred by the Company, any of the Sellers or any of their Subsidiaries or Affiliates prior to Closing which is paid by the Company in connection with the transactions or actions contemplated in this Agreement, including without limitation, out-of-pocket fees, expenses, or costs for the repayment of Debt at the Closing, the preparation of Financial Statements as required by the Agreement (except as expressly provided to the contrary in this Agreement) and the negotiation, preparation and execution of this Agreement and any other closing documents "Seller Expenses" shall also include any bonuses or similar amounts payable to employees of the Company or its Subsidiaries for reducing the Debt of the Company or its Subsidiaries.

     In addition to the aforementioned terms, the following terms have the following meanings unless the context otherwise requires:

     (v) "Environmental Requirements" means all federal, state, local, and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all final judicial and administrative orders, all contractual obligations and all common law concerning pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, hazardous substances or hazardous wastes, pesticides, petroleum, asbestos, or polychlorinated biphenyls, as in effect on or prior to the Closing Date.

     (vi) "Environmental Liabilities" means any Damages (excluding for this purpose consequential damages, which includes, but is not limited to, damages associated with business disruption, diminution of value, or lost profits) with respect to any liabilities or any investigatory, remedial or corrective obligations, arising from Environmental Requirements.

     (vii) "Other Environmental Liabilities" shall mean Environmental Liabilities arising from Schedule 10.3.5 Matters and Environmental Liabilities (other than Environmental Liabilities arising from a Known Environmental Matter or a Schedule 10.3.2 Matter) which arise from facts, events, conditions or matters occurring or in existence prior to the Closing Date, but excluding any Buyer Exacerbation.

     (viii) "Buyer Exacerbation" shall mean any Environmental Liabilities (1) caused by Buyer through its negligent or its willful or wanton misconduct (2) arising from a condition or matter that was reasonably within the knowledge of Buyer at the Closing Date and exacerbated by Buyer after the Closing Date (by action or inaction or a change in the operation of the business or use of the premises or facility), unless exacerbated as a result of the constraints set forth in Sections 10.5.4, 10.5.5, and 10.5.6, or (3) caused by Buyers active use, management or disposal of hazardous materials or hazardous wastes.

     (ix) "Required or Prudent Environmental Action" shall mean any action (including the payment of fines, penalties, or damages) that is (1) specifically imposed or required by any written directive or order of any Governmental

Body (2) reasonably necessary to address an imminent and substantial threat to human health or the environment or (3) required by Environmental Requirements as reasonably interpreted and applied, taking into account all relevant facts and circumstances, including without limitation, reasonable and customary interpretation by the local business community and the same or similar industry.

     (x) "Environmental Matter" shall mean Known Environmental Matters,
Schedule 10.3.2 Matters, and any matter that gives rise to Other Environmental Liabilities.

     (xi) "Principal Management" shall mean the right to (1) hire and discharge consultants, contractors, and experts, (2) obtain any tests, reports, and surveys necessary to define and delineate the extent of any contamination or regulatory noncompliance, (3) contact, communicate with, negotiate with, and challenge Governmental Bodies, make any reports to such Bodies, submit any remediation or compliance plans to such Bodies, negotiate with such Bodies, and otherwise deal with such Bodies, (4) select and implement remedial measures,
(5) prepare work plans for any remediation of contamination or correction of noncompliance, and (6) conduct or direct any such remediation of contamination or correction of noncompliance.

     12.2 Publicity. No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be made without advance approval thereof by the Sellers and the Buyer.

     12.3 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, two days after the date of deposit in the United States mails, as follows:


           (i)   if to the Buyer, to:    SAC, Inc.
                                         One Maritime Plaza
                                         Suite 2525
                                         San Francisco, CA  94111
                                         Fax No.415-788-5302
                                         Attention: Kenneth Diekroger

           (ii)  if to the Sellers, to:  Metromedia Company
                                         One Meadowlands Plaza
                                         East Rutherford, NJ 07073
                                         Attention: General Counsel
                                         Fax No. 201-531-2803


           (iii) if to the Company, to: Stanadyne Automotive Holding
                                        Corp. c/o Metromedia Company
                                        One Meadowlands Plaza
                                        East Rutherford, NJ 07073
                                        Attention: General Counsel
                                        Fax No. 201-535-2803

     Any party may by notice given in accordance with this Section to the other parties designate another address or person for receipt of notices hereunder.

     12.4 Entire Agreement. This Agreement and the collateral agreements executed in connection with the consummation of the transactions contemplated herein, along with the Confidentiality Agreement, contain the entire agreement among the parties with respect to the purchase of the Shares and related transactions, and supersede all prior agreements, written or oral, with respect thereto.

     12.5 Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties) as to which there is no inaccuracy or breach.

     12.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State.

     12.7 Binding Effect; No Assignment; No Third Party Rights. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and legal representatives. This Agreement is not assignable except by operation of Law (including a merger of Buyer into an Affiliate); provided, however, that the Buyer may assign its rights and delegate its obligations hereunder (i) to any Affiliate, in which case Buyer shall remain liable under this Agreement,
(ii) to any person in connection with a sale of all or substantially all of the assets of the Buyer, (iii) to any person who acquires all of the capital stock of Buyer, and (iv) to any person providing financing to the Buyer or its Affiliates. This Agreement is made solely for the benefit of the Buyer and the Sellers and shall not give rise to any rights of any kind to third parties.

     12.8 Variations in Pronouns. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

     12.9 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

     12.10 Exhibits and Schedules. The Exhibits and Schedules are a part of this Agreement as if fully set forth herein. All references herein to sections, subsections, clauses, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Seller shall be entitled to supplement or revise the Disclosure Schedule from time to time prior to the Closing Date (provided that any changes made shall not be material) and such Disclosure Schedule, as so supplemented or revised shall be deemed to be the Disclosure Schedule, provided that for purposes of determining the existence of a breach of any representation or warranty or covenant for purposes of Section 9, no such supplement of or revision to the Disclosure Schedule shall be effective.

     12.11 Headings. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                     SAC, Inc.


                                        /s/ Kenneth Diekroeger
                                     By____________________________
                                       Name:  Kenneth J. Diekroeger
                                       Title: President


                                     STANADYNE AUTOMOTIVE HOLDING CORP.

                                        /s/ Mike Boyer
                                     By____________________________
                                       Name:  Michael H. Boyer
                                       Title: Vice President, Chief
                                              Financial Officer

                  SELLERS:           METROMEDIA COMPANY

                                         /s/ Sylvia Kessel
                                     BY:______________________________
                                        Name:  Sylvia Kessel
                                        Title: CFO, Senior Vice President
                                               and Treasurer



                    [ADDITIONAL SIGNATURE PAGES TO BE ADDED
                            FOR EACH SIGNING SELLER]

                  AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT

     THIS AMENDMENT NO. 1 (THIS "AMENDMENT") dated as of December 8, 1997 to Stock Purchase Agreement dated as of November 7, 1997 (the "Agreement") by and between Stanadyne Automotive Holding Corp., a Delaware corporation (the "Company"), SAC, Inc., a Delaware corporation, Metromedia Company, a Delaware general partnership and the holders of the securities of the Company.

     WHEREAS, the parties desire to amend the Agreement, on the terms and conditions set forth below;

     NOW, THEREFORE, in consideration of the mutual premises and covenants herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. CAPITALIZED TERMS. All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

2.   AMENDMENTS.

     2.1 Subsection 1.2.2(a) of the Agreement is hereby amended by adding the following immediately prior to the end of the second sentence of Subsection 1.2.2(a):

       "and provided further that Working Capital shall be calculated without regard to any direct or indirect impact resulting from the vesting of or payments in respect of those previously unvested "promote" shares of the Sellers who are employees of the Company which are being vested by Amendment No. 1 to the Amended and Restated Management Equity Participation Promotion Agreement of each such Seller".

     2.2  Subsection 1.2.3(a) of the Agreement is hereby amended as follows:

          a. The following language is added immediately prior to the end of Subsection 1.2.3(a)(i):

            ", provided, however that the Buyer shall, upon written instruction from Metromedia, as Seller Representative, pay, on behalf of Sellers, the expenses of Sellers in connection with this transaction as designated by Metromedia, to such account(s) designated by Metromedia. The Preliminary Purchase Price and Purchase Price shall be reduced by an amount equal to the amount of such expenses of Sellers paid by the Buyer as provided above".

          b. The term "Schedule 1.2.3.1" in Subsection 1.2.3(a)(v) is replaced by the term "Schedule 1.2.3".

c. The following language is added immediately after Subsection 1.2.3(a)(v):

             "(vi) Notwithstanding anything herein to the contrary, no payments of Preliminary Purchase Price, or payments under Section 1.2.3(ii), shall be payable by Buyer in respect of shares of Common Stock transferred by employees of the Company to Buyer prior to the Closing."

     2.3 Section 3 of the Agreement is hereby amended by deleting the word "each" from the last line of Section 3.

     2.4 Section 5 of the Agreement is hereby amended by adding the following immediately prior to the introduction to Section 5:

         "(except that each Seller other than Metromedia makes only the covenants and agreements set forth in this Section 5 which pertain to such Seller individually)".

     2.5 Section 5.4 of the Agreement is hereby amended by replacing the second sentence with the following language:

       "If the transactions contemplated hereby are consummated, the Buyer shall be entitled to receive reimbursement from Metromedia (who is making such reimbursement on behalf of all of the Sellers proportionate to their Share Ownership) for the Seller Expenses which are paid or payable after the Closing (the "Seller Expense Reimbursement"), provided that the Seller Expense Reimbursement shall not be made if the following two conditions are satisfied: (i) the amounts payable for such Seller Expense are reflected in the Closing Statement and (ii) there is an adjustment to the Final Pre-Adjustment Amount based on Actual Working Capital, as determined pursuant to Section 1.2.2. In the event that the Buyer is entitled to the Seller Expense Reimbursement and there is an Unpaid Balance to be paid to the Sellers pursuant to Section 1.2.2(e), the Seller Expense Reimbursement shall be made by reducing the Unpaid Balance payment by the amount of the Seller Expense Reimbursement. If the Seller Expense Reimbursement exceeds the Unpaid Balance, the Seller Expense Reimbursement shall be paid to the Buyer by (x) a reduction of the Unpaid Balance in its entirety and (y) the payment by Metromedia (on behalf of the Sellers proportionate to their Share Ownership) equal to the amount by which the Seller Expense Reimbursement exceeds the Unpaid Balance."

   2.6  Section 5.5  of the Agreement is hereby amended as follows:

       a. In the first sentence, second line, the phrase "the Sellers" is replaced by "Metromedia."

       b. In the first sentence, the phrase "and a fee payable to American Industrial Partners by the Buyer" is replaced by the phrase ",a fee payable to American Industrial Partners by the Buyer and a fee payable by the Sellers to Donaldson, Lufkin & Jenrette Securities Corporation (which fee shall be paid by the Buyer on behalf of the Sellers and which shall reduce the Preliminary Purchase Price and Purchase Price by the amount of such fee, as provided in Section 1.2.3(i))".

       c. In the last sentence, the phrase "the Sellers" is replaced by "Metromedia".

   2.7 Section 5.16 of the Agreement is hereby amended by adding the following immediately after the first sentence thereof :

       "In the event that a Warrant is not exercised or a share of the preferred stock of the Company ("Preferred Stock") is not converted into common stock of the Company ("Common Stock"), the holder thereof shall be entitled to receive the amount of Preliminary Purchase Price and Purchase Price that it would have been entitled to receive had the Warrant been exercised or the Preferred Stock converted into Common Stock, provided that the holder surrenders the security to the Buyer or the Company at or prior to the Closing or otherwise take steps, reasonably satisfactory to the Buyer, to extinguish its rights under such security, and upon such payments of Purchase Price, such holder shall have no further right to receive any payments in respect of such securities."


   2.8 Section 6.12 of the Agreement is hereby amended by adding the phrase "or Redemption" immediately after the phrase "(b) the Merger".

   2.9 Section 9.1  of the Agreement is hereby amended  as follows:

       a. the phrase "the Sellers (proportionate to their ownership of shares)" in the sixth line of the first paragraph of Section 9.1 is replaced by "Metromedia" and the phrase "the Sellers" in the twelfth line of the first paragraph of Section 9.1 is replaced by "Metromedia's".

       b. the terms "the Sellers" and "The Sellers" are replaced, in each instance in which either term appears from (and including) Subsection (i) of Section 9.1 to the end of the paragraph immediately preceding the last paragraph of Section 9.1, by "Metromedia".

       c. The term "Sellers" is replaced by "Metromedia" in the fifth line of Subsection (ii) of Section 9.1.

       d. The phrase ",less any amounts for which Metromedia has indemnified the d.

         Buyer Indemnitees pursuant to Section 10.3.3 of this Agreement" is added immediately prior to the end of Subsection (ii) of Section 9.1.

    e. The phrase "the Sellers (proportionate to their Share Ownership)" is replaced by "Metromedia" in the second sentence of the last paragraph of Section 9.1.

    f. The third sentence of the last paragraph of Section 9.1 is deleted in its entirety.

    g. The last two sentences of the last paragraph of Section 9.1 are amended in their entirety to read as follows:

               "Notwithstanding anything to the contrary set forth in this Agreement, each Seller shall indemnify Buyer Indemnitees for any Damages asserted against or actually incurred by the Buyer Indemnitees as a result of any misrepresentation in or breach of any Several Representation by such Seller, but no Seller shall have any Indemnification obligation to Buyer Indemnitees with respect to any Several Representation of any other Seller."

    h. The last paragraph of Section 9.1 is hereby amended by adding the following sentence immediately after the end of such paragraph:

          "The limitations set forth in Section 9.1(i) shall not apply to any indemnification obligation of Metromedia to Buyer Indemnitees relating to Section 6.10, which obligation arises from any payments made by any Buyer Indemnitee with respect to the two mechanic's liens (or indemnification therefor) filed in Leon County against the Company's Tallahassee site (identified in Book number 2014, Page 0253 and Book number 2024, Page 1945)."

    2.10 Section 9.2 of the Agreement is hereby amended by changing the word "Indemnities" to "Indemnitees" in the first sentence thereof.

    2.11 Subsection 9.5.1 is hereby amended by changing the phrase "the Sellers" to "Metromedia" in the first sentence thereof and by adding the following new sentence immediately following the first sentence thereof:

           "Each of the Sellers agrees that any payments made by Metromedia to Buyer pursuant to this Section 9.5 are being paid by Metromedia on behalf of all of the Sellers and each Seller agrees to reimburse Metromedia, in proportion to such Seller's Share Ownership, for such payments. Such reimbursement shall be made by each Seller within fifteen (15) days of such Seller's receipt of a written notice from Metromedia setting forth in reasonable detail the basis for, and amount of, such Seller's reimbursement obligation."

     2.12 Subsection 9.5.4 is hereby amended by changing the phrase "the Sellers" to Metromedia" in the last sentence thereof.

     2.13 Subsection 10.3.3 is hereby amended by changing the word "Indemnities" to "Indemnitees" in the first sentence of part (ii) thereof.

     2.14 Section 10 is hereby amended by adding the following language immediately after Section 10.5:

        "10.6 For purposes of (i) the indemnification provisions of this
        Section 10 and (ii) Section 10.2.1, the term "Sellers" shall mean only Metromedia."

     2.15 The Disclosure Schedule to the Agreement is hereby amended by replacing the first page of the Disclosure Schedule, Schedules 1.2.3, 3.1, 3.7, 3.8, 3.11 and the last pages of Schedules 3.17(b) and 3.18(a)(ii) thereto with, respectively, the first page of the Disclosure Schedule, Schedules 1.2.3, 3.1, 3.7, 3.8 and 3.11 and the last pages of Schedules 3.17(b) and 3.18(a)(ii) attached hereto.

3. MISCELLANEOUS.

     3.1. Except as specifically provided herein, nothing contained in this Amendment shall be deemed to modify in any respect the terms, provisions or conditions of the Agreement, and such terms, provisions and conditions shall remain in full force and effect. The Agreement, as amended by this Amendment, contains the entire agreement of the parties with respect to the subject matter hereof and may be changed only by a written agreement signed by the parties hereto.

     3.2. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.





                         [space intentionally omitted ]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

        STANADYNE AUTOMOTIVE HOLDING CORP.
             /s/ Sylvia Kessel
        By:__________________________
        By: Sylvia Kessel
        Title: CFO, Senior Vice President
               and Treasurer

        SAC, INC.

            /s/ Kenneth J. Diekroeger
        By:__________________________
        By:  Kenneth J. Diekroeger
        Title: President

        METROMEDIA COMPANY

            /s/ Sylvia Kessel
        By:__________________________
        By:  Sylvia Kessel
        Title: Senior Vice President




        [OTHER SELLERS ON SEPARATE SIGNATURE PAGE]